UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary proxy statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14-a6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material under Rule 14a-12

New York Community Bancorp, Inc.

(Name of Registrant as specified in its Charter)

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April 25, 2014

Fellow Shareholders:

You are cordially invited to attend the Annual Meeting of Shareholders of New York Community Bancorp, Inc., the holding company for New York Community Bank and New York Commercial Bank. The Annual Meeting will be held on Wednesday, June 4, 2014 at 10:00 a.m., Eastern Daylight Time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York.

The attached Notice and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of New York Community Bancorp, Inc., as well as representatives of KPMG LLP, the Company’s independent registered public accounting firm, will be present to respond to any questions you may have.

On April 25, 2014, under rules established by the Securities and Exchange Commission, we sent the majority of those shareholders who are eligible to vote at the Annual Meeting a notice that explains how to access their proxy materials, including our 2013 Annual Report, online, rather than receiving them in traditional printed form. The notice also explains the simple steps our eligible shareholders can follow in order to vote their shares online. If you are among the shareholders who received the notice explaining this process and would prefer to receive your proxy materials in the traditional hard copy format, the notice also explains how to arrange to have the printed materials sent to you in the mail. If you are among those who received their proxy materials in printed form, rather than the notice, please note that you may still access these materials and vote your shares online by going to the following website: www.proxyvote.com.

To cast your vote, please sign, date, and return the enclosed proxy card promptly, or vote online or by telephone as instructed on the proxy card. As the holders of a majority of the Common Stock entitled to vote must be represented, either in person or by proxy, to constitute a quorum at the meeting, we would appreciate your timely response.

To be admitted to the Annual Meeting of Shareholders, a shareholder must present both an admission ticket and photo identification. Procedures for shareholder admission to the meeting are described in this proxy statement on page 40, where you also will find information about how you can expedite the delivery of future proxy solicitation materials and help reduce our preparation and distribution costs through online delivery.

On behalf of the Board of Directors, officers, and employees of New York Community Bancorp, we thank you for your continued interest and support.

Sincerely,

Dominick Ciampa Chairman of the Board	Joseph R. Ficalora President and Chief Executive Officer

NEW YORK COMMUNITY BANCORP, INC.

615 Merrick Avenue

Westbury, New York 11590

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 4, 2014

The Annual Meeting of Shareholders (the “Annual Meeting”) of New York Community Bancorp, Inc. (the “Company”) will be held on Wednesday, June 4, 2014 at 10:00 a.m., Eastern Daylight Time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York.

The purpose of the Annual Meeting is to consider and vote upon the following matters:

1.	The election of four directors to three-year terms;

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014;

3.	Approval, on a non-binding advisory basis, of New York Community Bancorp, Inc.’s Named Executive Officer compensation; and

4.	Such other matters as may properly come before the meeting or any adjournments thereof, including whether or not to adjourn the meeting.

The Board of Directors has established April 9, 2014 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Only shareholders of record as of the close of business on that date will be entitled to vote at the Annual Meeting or at any adjournments thereof. In the event that there are not sufficient shares present to constitute a quorum, or votes to approve or ratify any of the foregoing proposals, at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies by the Company. A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company at 615 Merrick Avenue, Westbury, New York 11590, for a period of ten days prior to the Annual Meeting, and will also be available for inspection at the meeting.

By Order of the Board of Directors,

R. Patrick Quinn
Executive Vice President, Chief Corporate Governance Officer, and Corporate Secretary

Westbury, New York

April 25, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 4, 2014:

The Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

NEW YORK COMMUNITY BANCORP, INC.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

JUNE 4, 2014

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I being provided this proxy statement?  This proxy statement summarizes information you will need in order to vote at the Annual Meeting of Shareholders to be held on Wednesday, June 4, 2014, and at any adjournments thereof, at the Sheraton LaGuardia East Hotel located at 135-20 39th Avenue, Flushing, New York at 10:00 a.m., Eastern Daylight Time (the “Annual Meeting”). The proxy statement is being sent to you because the Board of Directors (the “Board of Directors” or “Board”) of New York Community Bancorp, Inc. (the “Company”) is soliciting your proxy to vote your shares of common stock of the Company (the “Common Stock”) at the Annual Meeting. On or about April 25, 2014, the proxy statement and proxy materials will be sent to shareholders of record as of April 9, 2014. The 2013 Annual Report on Form 10-K, including consolidated financial statements for the fiscal year ended December 31, 2013, accompanies this proxy statement.

What is a proxy?  A proxy is your designation of another person to vote stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. When you designate a proxy, you also may direct the proxy how to vote your shares. One or more of the Company’s directors will serve as the designated proxy to cast the votes of the Company’s shareholders at the Annual Meeting.

What is a proxy statement?  It is a document that the Company is required to give you, or provide you with access to, in accordance with regulations of the Securities and Exchange Commission (the “SEC”), when asking you to designate proxies to vote your shares of the Company Common Stock at a meeting of shareholders. The proxy statement includes information regarding the matters to be acted upon at the meeting and certain other information required by regulations of the SEC and the rules of the New York Stock Exchange (the “NYSE”).

On what matters are the shareholders of record voting?  The shareholders of record will vote on the following proposals:

Proposal 1: Election of Directors. In Proposal 1, four director nominees have been recommended for election to the Board of Directors by the Nominating and Corporate Governance Committee of the Board. Directors are elected by a majority of the votes cast, meaning that the number of votes cast “FOR” a nominee must exceed the number of votes cast “AGAINST” that nominee, with broker non-votes and abstentions not counted as a vote cast either “FOR” or “AGAINST” that nominee. Shares not voted will have no impact on the election of directors. A properly executed proxy marked “FOR ALL” of the four nominees for director will be voted for each of the nominees, unless you mark the proxy card “WITHHOLD ALL” or “FOR ALL EXCEPT.” Marking the proxy card “WITHHOLD ALL” will withhold your vote as to all nominees for director. Marking the proxy card “FOR ALL EXCEPT” will direct that your shares be voted for all nominees except that your shares will be withheld as to the nominees that you specify.

Proposal 2: Ratification of Auditors. A majority of votes cast at the Annual Meeting are required to approve Proposal 2, a proposal to ratify the reappointment of KPMG LLP as the Company’s independent registered public accounting firm for 2014. In connection with such proposal, shares as to which the “ABSTAIN” box has been selected on the proxy card and shares underlying broker non-votes or in excess of the Limit (as described below) will not be counted as votes cast, and will have no effect on the vote on the matter presented.

Proposal 3: “Say on Pay” Proposal. At the 2011 Annual Meeting, Company shareholders supported the Board’s recommendation that shareholders be provided with the option of casting an advisory vote every three years on the compensation of the Company’s named executive officers, or NEOs. Accordingly, the Board later decided to hold a “say on pay” vote every three years. Proposal 3 pertains to this triennial advisory vote to approve the compensation of the Company’s NEOs. The Board will consider the outcome of this advisory vote in determining the compensation of such executives. In 2011, 82% of the Company’s shareholders who voted approved the Company’s NEOs’ compensation.

As discussed below, under NYSE Rules, if your broker holds shares in your name and delivers this proxy statement to you, the broker is not entitled to vote your shares on any non-routine proposal (Proposals 1 and 3) without your specific instructions.

Who may vote and what constitutes a quorum at the meeting?  The close of business on April 9, 2014 has been fixed by the Board of Directors as the record date (the “Record Date”) for the determination of shareholders of record entitled to receive notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

In order to conduct the Annual Meeting, shareholders of record of at least a majority of the total number of shares of Common Stock entitled to vote (after subtracting any shares in excess of the Limit pursuant to the Company’s Certificate of Incorporation) must be present in person or by proxy. This is called a quorum. Shareholders who deliver valid proxies or vote in person at the meeting will be considered part of the quorum. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting and for any adjourned meeting. Abstentions will be counted as present and entitled to vote for purposes of determining a quorum. Broker “non-votes” (which are explained below) are counted as present and entitled to vote for purposes of determining a quorum only for routine matters. In the event that there are not sufficient shares present for a quorum, or votes to approve or ratify any management proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

How many votes do I have?  The securities that may be voted at the Annual Meeting consist of shares of Common Stock, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting, except as described below. There is no cumulative voting for the election of directors. The total number of shares of Common Stock outstanding and entitled to vote as of the Record Date was 442,654,213.

How do I vote?  A shareholder may vote in person at the Annual Meeting by filling out a ballot or may use a proxy to authorize a proxy to vote on his or her behalf. There are three ways to use a proxy:

1. Mail: If you received your proxy materials by mail, you may vote by completing, signing, and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope. You are urged to indicate your votes in the spaces provided on the proxy card.

2. Internet: You may access the proxy materials on the Internet at www.proxyvote.com and follow the instructions on the proxy card or on the Notice of Internet Availability.

3. Telephone: You may call toll free at 1-800-690-6903, and follow the instructions on the proxy card or on the Notice of Internet Availability.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities and allow shareholders to provide their voting instructions and confirm that the instructions have been properly recorded. Specific instructions for shareholders of record who wish to vote their proxies over the Internet or by telephone are set forth on the proxy card for the Annual Meeting.

Please be aware that if you vote over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible. The Internet and telephone voting facilities for eligible shareholders of record will close at 11:59 p.m., Eastern Daylight Time, on June 3, 2014.

Your vote as a shareholder is important. Please vote as soon as possible to ensure that your vote is recorded.

The Company encourages shareholders to take advantage of the options to vote using the Internet or by telephone. Voting in this manner will result in cost savings for the Company.

How are the proxy materials delivered?  As has been the case since 2008, the Company is again reducing its costs by taking advantage of SEC rules that allow companies to furnish proxy materials to shareholders primarily through the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders who (i) own shares directly in the Company (“shareholders of record”) and not through a broker, bank, or intermediary directly to their mailing address unless they have directed the Company to provide the materials in a different manner or (ii) hold shares of Company Common Stock through the Company’s stock-based benefit plans. (See “Benefit Plan Voting.”). Shareholders whose shares are held for them by brokerages, banks, or other intermediaries (“beneficial owners”) will have the proxy materials or the Notice forwarded to them by the intermediary that holds the shares. The Notice provides instructions on how to access and review all of the important information contained in the Company’s Proxy Statement and Annual Report to Shareholders, as well as how to cast your vote, over the Internet.

Shareholders who receive the Notice and who would still like to receive a printed copy of the Company’s proxy materials can find instructions for requesting these materials included in the Notice. The Company plans to mail the Notice to shareholders on April 25, 2014.

What is a broker non-vote?  If you hold your shares in “street name,” that is, through a broker, bank, or other nominee, it is critical that you cast your vote if you want it to count in the election of directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of directors, your broker or nominee was allowed to vote those shares on your behalf on the election of directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your broker or nominee to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf. These “votes” are referred to as broker non-votes. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2).

What effect do broker non-votes and abstentions have?  A broker or other nominee may generally vote your shares without instruction on routine matters, but not on non-routine matters. A broker “non-vote” occurs when your broker submits a proxy for your shares, but does not indicate a vote for a particular “non-routine” proposal (such as Proposals 1 and 3) because your broker does not have your authority to vote on that proposal and has not received specific voting instructions from you. Broker non-votes are not counted as votes for or against the proposal in question or as abstentions, nor are they counted to determine the number of votes present for a non-routine proposal.

If you abstain from voting on a particular matter, your vote will be counted as present for determining whether a quorum exists, but will not be treated as cast for or against that matter.

What if I sign and date my proxy but do not provide voting instructions?  Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. If you are a shareholder of record and do not provide voting directions, signed and dated proxy cards will be voted as follows:

•	FOR the election of the nominees for director named in this proxy statement;

•	FOR the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company; and

•	FOR the approval, on a non-binding advisory basis, of the Company’s executive compensation.

Other than the matters listed on the attached Notice of Annual Meeting of Shareholders, the Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. However, execution of a proxy or voting online or by telephone confers on the designated proxy holder discretionary authority to vote the shares represented by the proxy in accordance with his best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof, including whether or not to adjourn the meeting.

May I revoke my proxy?  A proxy may be revoked at any time prior to its exercise by filing a written notice of revocation with the Corporate Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date, by voting online or by telephone on a later date, or by attending the Annual Meeting and voting in person.

Who pays the costs of soliciting proxies?  The cost of the solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail, Phoenix Advisory Partners, a proxy solicitation firm, will assist the Company in soliciting proxies for the Annual Meeting and will be paid a fee of $9,000 plus out-of-pocket expenses. Proxies also may be solicited, personally or by telephone, by directors, officers, and other employees of the Company and its subsidiaries, New York Community Bank (the “Community Bank”) and New York Commercial Bank (the “Commercial Bank”) (collectively, the “Banks”), without receipt of additional compensation.

The Company also will request that persons, firms, and corporations holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to, and obtain proxies from, such beneficial owners. The Company will reimburse such holders for their reasonable expenses in doing so.

If your Company shares are held in street name, your broker, bank, or other nominee will provide you with instructions that must be followed in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the Internet or by telephone. Please see the instruction form that was provided by your broker or bank with this proxy statement. If you wish to change your voting instructions after you have returned your voting instruction form, you will need to contact your broker or bank.

What is the admission policy for the Annual Meeting?  Attendance at the Annual Meeting is limited to:

(1)	Shareholders of record of Company Common Stock.

(2)	Beneficial holders of Company Common Stock.

(3)	Authorized representatives of entities who are beneficial holders of Company Common Stock.

A shareholder of the class noted below must present, in addition to a valid photo ID or other satisfactory proof of identification, the following materials in order to be admitted to the Annual Meeting:

(A)	Record holders must present the top portion of their proxy card, which will serve as an admission ticket.

(B)	Beneficial holders must present evidence of their ownership. Materials that appropriately evidence ownership include: a notice regarding the availability of proxy materials; or the top portion of a voting instruction form; or a recent proxy or letter from the bank, broker, or other intermediary that holds the beneficial holders’ shares and which confirms the beneficial holders’ ownership of those shares.

(C)	In addition to any evidence required under (B) above for beneficial holders, authorized representatives of beneficial holders must present a letter from the record holder certifying as to the beneficial ownership of the entity they represent and a letter from the beneficial holder certifying as to their status as an authorized representative.

The use of cameras (including cellular phones or PDAs with photographic and/or video recording capabilities), recording devices and other electronic devices, and cellular phones or PDAs will not be permitted at the Annual Meeting. Any devices or instruments that may be potentially disruptive will not be permitted. Company representatives will be at the entrance to the Annual Meeting and these representatives will have the authority, on the Company’s behalf, to determine whether the admission policy and procedures are being followed and whether you will be granted admission to the Annual Meeting.

What is the Limit on voting securities?  As provided in the Company’s Certificate of Incorporation, holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit. A person or entity is deemed to beneficially own shares owned by an affiliate of, as well as by, persons acting in concert with such person or entity. The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

Proxies solicited hereby will be tabulated by inspectors of election designated by the Board of Directors. The inspectors of election will not be employed by, or be directors of, the Company or any of its affiliates.

BENEFIT PLAN VOTING

Active employee-participants in the Company benefit plans that hold Common Stock will receive an e-mail that contains a link to this proxy statement, along with procedures to follow in order to vote the shares of Common Stock credited to each participant’s account under the Company benefit plans and the shares of Common Stock (if any) held independently of the Company benefit plans. Retired and inactive employee-participants will receive proxy materials via U.S. mail. Benefit plan voting instructions will be delivered to the trustee for the Company benefit plans and the shares will be voted as directed by participants. Shares for which no voting instructions are provided or are not timely received will be voted by the trustee for the Benefit Plans in the same proportion as the voting instructions the trustee receives from other participants, or in the case of the Company’s equity incentive plans, as directed by the Company. Benefit plan voting instructions must be received by 11:30 p.m. Eastern Daylight Time on June 1, 2014.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as to those persons or entities known by management to be beneficial owners of more than 5% of the outstanding shares of Common Stock on April 9, 2014. Other than those persons or entities listed below, the Company is not aware of any person or entity or group that beneficially owned more than 5% of the Common Stock as of that date.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	36,629,099	(1)	8.30%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	22,913,354	(2)	5.19%

(1)	Based solely on information filed in a Schedule 13G/A with the SEC on January 30, 2014.

(2)	Based solely on information filed in a Schedule 13G/A with the SEC on February 12, 2014.

PROPOSALS TO BE VOTED ON AT THE MEETING

PROPOSAL 1.

(ELECTION OF DIRECTORS)

All persons standing for election as directors were unanimously nominated by the Nominating and Corporate Governance Committee of the Board of Directors. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any such person and the Company.

The Board of Directors currently consists of twelve (12) members. All directors presently serve as directors of the Company, the Community Bank, and the Commercial Bank. Directors of the Company Board are elected for staggered terms of three years each, with the term of office of one of the three classes of directors expiring each year. Directors serve until their successors are elected and qualified.

The nominees proposed for election at this year’s Annual Meeting are Dominick Ciampa, Max L. Kupferberg, Spiros J. Voutsinas, and Robert Wann.

The Nominating and Corporate Governance Committee approved, and recommended to the Board of Directors, the director nominees standing for election at the Annual Meeting. All of the nominees proposed for election at the Annual Meeting are current members of the Board, and the Company received no nominations from shareholders for the election of directors to the Board.

In the event that any such nominee is unable to serve or declines to serve for any reason, it is intended that the proxies will be voted for the election of such other person as may be designated by the Nominating and Corporate Governance Committee of the Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve. If a nominee is not elected by the requisite vote, he must tender his resignation, and the Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, will decide whether to accept the resignation. It is intended that the shares represented by the enclosed proxy card, if executed, dated, and returned without voting instructions, will be voted “FOR” the election of the nominees proposed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED IN THIS PROXY STATEMENT.

INFORMATION WITH RESPECT TO NOMINEES, CONTINUING DIRECTORS, AND EXECUTIVE OFFICERS

The following table sets forth, as of April 9, 2014, the names of the nominees, continuing directors, and executive officers of the Company, their ages and, as applicable, the year in which he or she became a director and the year in which his or her term (or in the case of the nominees, their proposed terms) as director of the Company expire. The table also sets forth the amount and percentage of Common Stock beneficially owned by each director and by each named executive officer (as defined on page 16) and by all directors and executive officers as a group as of April 9, 2014.

Name	Age	Director Since (1)	Shares of Common Stock Beneficially Owned (2)		Percent of Class
Nominees for Director (whose terms would expire in 2017):
Dominick Ciampa	80	1995	771,279	(3,6)	0.17%
Max L. Kupferberg	94	1983	2,120,892	(3,6)	0.48%
Spiros J. Voutsinas	80	2003	198,361	(5,6,7)	0.04%
Robert Wann	59	2008	1,802,667	(5,6)	0.41%

Directors Whose Terms Expire in 2016:
Michael J. Levine	69	2004	262,360	(6)	0.06%
John M. Tsimbinos	76	2003	1,205,436	(3,6)	0.27%
Ronald A. Rosenfeld	75	2012	76,666	(3,6)	0.02%
Lawrence J. Savarese	57	2013	32,100	(3,6)	0.01%

Directors Whose Terms Expire in 2015:
Maureen E. Clancy	82	2003	100,148	(6)	0.02%
Hanif M. Dahya	58	2007	100,000	(3,6)	0.02%
Joseph R. Ficalora	67	1989	5,564,949	(3,5,6)	1.26%
James J. O’Donovan	71	2003	1,279,963	(3,5,6)	0.29%

Named Executive Officers Who Are Not Directors:
Thomas R. Cangemi	45	—	997,577	(3,5,6,7)	0.23%
James J. Carpenter	53	—	444,148	(3,5,6)	0.10%
John J. Pinto	43	—	374,164	(4,5,6)	0.08%

All directors and executive officers as a group (15 persons)			15,330,710		3.46%

(1)	Includes years of service as a trustee or director of the Community Bank.

(2)	Each person effectively exercises sole (or shares with spouse or other immediate family member) voting or dispositive power as to shares reported herein (except as noted). Figures include all of the shares held directly and indirectly by directors and the Company’s executive officers, as well as the shares underlying options that have been granted to, and are currently exercisable or exercisable within 60 days by, such directors and executive officers under the Company’s various stock-based benefit plans.

(3)	Includes the following shares that are owned by spouses of the named nominees, continuing directors, and executive officers or are held in individual retirement accounts, trust accounts, custodian accounts, or foundation accounts for which the directors and the executive officers are deemed beneficial owners: Mr. Ciampa – 686,279; Mr. Dahya – 63,000; Mr. Ficalora – 300,863; Mr. Kupferberg – 1,497,588; Mr. O’Donovan – 5,318; Mr. Rosenfeld – 65,266; Mr. Savarese – 100; Mr. Tsimbinos – 685,909; Mr. Cangemi – 60,335; and Mr. Carpenter – 16,166. Mr. Kupferberg’s holdings indicated above also include shares held by the Estate of Selma Kupferberg for which Mr. Kupferberg is the Executor.

(4)	Includes the following shares underlying options granted under the Company’s stock-based benefit plans, all of which are currently exercisable or exercisable within 60 days: Mr. Pinto – 20,000.

(5)

Includes the following shares allocated under the NYCB Employee Stock Ownership Plan (“ESOP”): Mr. Ficalora – 495,978; Mr. O’Donovan – 251,800; Mr. Wann – 284,461; Mr. Voutsinas – 6,359; Mr. Cangemi – 35,712; Mr. Carpenter – 38,676; and Mr. Pinto – 31,985, as well as shares acquired in Messrs. Ficalora’s, Cangemi’s, and Pinto’s ESOP accounts pursuant to dividend reinvestment. Also includes 210,137; 842,129; and 249,340 shares allocated under the Community Bank’s Supplemental Benefits Plan to the accounts of Messrs. Wann, Ficalora, and O’Donovan, respectively, as well as shares acquired by Messrs. Wann, Ficalora, and

O’Donovan in such accounts pursuant to dividend reinvestment. Further includes shares held by the trustee of the New York Community Bancorp, Inc. Employee Savings Plan for the accounts of the following officers: Mr. Ficalora – 519,052; Mr. Wann – 89,012; Mr. O’Donovan – 82,159; Mr. Cangemi – 89,640; Mr. Carpenter – 10,070 and Mr. Pinto – 26,988; as well as shares acquired in Messrs. Ficalora’s, Cangemi’s, Carpenter’s, and Pinto’s accounts pursuant to dividend reinvestment.

(6)	Includes the following shares of unvested restricted stock awards: Mr. Ciampa – 70,000; Mrs. Clancy – 18,000; Mr. Dahya – 37,000; Mr. Ficalora – 672,659; Mr. Kupferberg – 5,400; Mr. Levine – 46,000; Mr. O’Donovan – 28,000; Mr. Rosenfeld – 11,400; Mr. Savarese – 23,000; Mr. Tsimbinos – 5,400; Mr. Voutsinas – 37,000; Mr. Wann – 285,818; Mr. Cangemi – 198,420; Mr. Carpenter – 171,322; and Mr. Pinto – 130,920.

(7)	Messrs. Voutsinas and Cangemi have pledged 127,041 and 431,729 shares of Common Stock, respectively, pursuant to margin account arrangements. The margin balances outstanding, if any, pursuant to such arrangements may vary from time to time.

DIRECTOR QUALIFICATIONS AND BUSINESS EXPERIENCE

The following provides information about each member of the Company’s Board of Directors, including their business experience, and additional information about the specific experience, qualifications, attributes or skills that led to the Board’s conclusion that each should serve as a director for the Company.

Dominick Ciampa.  Mr. Ciampa is a Partner in the Ciampa Organization, a Queens-based real estate development firm founded in 1975. Mr. Ciampa was appointed Chairman of the Board of the Company and the Banks on December 21, 2010. In addition, Mr. Ciampa served as the President of the Queens Chamber of Commerce from 1989 to 1991. Mr. Ciampa’s combined experience with the Company, and in leading a large commercial real estate development firm with significant ownership interests in our market areas, brings valuable insight to the Board in overseeing a wide range of banking and real estate matters, in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Max L. Kupferberg.  Mr. Kupferberg is Chairman of the Board of Kepco, Inc., a manufacturer of electrical equipment. Mr. Kupferberg’s 27 years of experience with the Company, combined with his extensive experience as Chairman of his own company, brings valuable business and leadership skills and financial acumen to the Board in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Spiros J. Voutsinas.  Mr. Voutsinas was named President of the Commercial Bank’s Atlantic Bank Division on April 28, 2006. Mr. Voutsinas was the President of Omega Capital, Inc., a real estate development and syndication firm from November 1988 to March 2007, and a general partner of Omega Partners LP, a money management firm specializing in bank stocks, from 1991 to 2005. Mr. Voutsinas is also a Director of Peter B. Cannell & Co., Inc., an investment advisory firm affiliated with the Company. Mr. Voutsinas’ experience with the Company and his contributions as the President of the Atlantic Bank division of New York Commercial Bank, combined with his prior extensive experience as a Director with Roslyn Bancorp, TR Financial Corp., and Apple Bank, bring valuable insight and management and leadership skills to the Board, as well as a wealth of knowledge in all areas of the Company’s banking business. This experience and skill also contribute to the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Robert Wann.  Mr. Wann has been the Senior Executive Vice President and Chief Operating Officer of the Company since 2003. Prior to his appointment as Chief Operating Officer, Mr. Wann led the Finance Division of the Company. Mr. Wann joined the Company in 1982, was named Comptroller in 1989, and was appointed Chief Financial Officer in 1991. Mr. Wann is a key member of the management team that led the Company’s conversion to stock form in 1993. Mr. Wann played and continues to play a crucial role in the development and growth of the Company, including in connection with the numerous strategic business combinations it has undertaken.

With over 30 years experience at the Company, Mr. Wann has a deep understanding and thorough knowledge of the Company, its subsidiaries, and its lines of business. Mr. Wann has consistently demonstrated his leadership abilities and his commitment to the Company through his long service in numerous roles. Mr. Wann’s extensive financial and operating experience, commitment, knowledge, and leadership make him well-suited to serve on the Board and contribute to the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Maureen E. Clancy.  Mrs. Clancy is Chief Financial Officer and Owner of Clancy & Clancy Brokerage Ltd., an insurance agency. Mrs. Clancy’s experience with the Company and prior experience serving on the Boards of Roslyn Bancorp, TR Financial Corp., and Roosevelt Savings Bank, combined with her extensive experience in the insurance industry, risk management and leadership skills, knowledge of our market, and sensitivity to the economy, bring valuable insight and individual qualities to our Board in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Hanif “Wally” M. Dahya.  Mr. Dahya is the Chief Executive Officer of The Y Company LLC, a private investment firm that focuses on emerging-market companies in the information, communications, financial, and environmental services industries. The company also is involved in distressed assets in the emerging markets. Prior to forming The Y Company, Mr. Dahya spent fourteen years on Wall Street, having started his career in investment banking at E.F. Hutton and Co., Inc. Thereafter, Mr. Dahya was Managing Director at L.F. Rothschild Co. Inc., headed the Mortgage-Backed Securities Group at UBS Securities Inc., and was a partner at Sandler O’Neill + Partners L.P.

Mr. Dahya is a graduate of Harvard Business School and attained his undergraduate degree at Loughborough University of Technology in the United Kingdom. With his extensive financial and risk management experience in investments, capital markets, asset and liability management, emerging markets, real estate, and bank and thrift investments, Mr. Dahya provides the Board with valuable insight on these and others matters that are beneficial to the Company in furtherance of the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Joseph R. Ficalora.  Mr. Ficalora has been President and Chief Executive Officer and a Director of the Company since its inception on July 20, 1993, and Chief Executive Officer of the Community Bank and the Commercial Bank since January 1, 1994 and December 30, 2005, respectively. On January 1, 2007, Mr. Ficalora was appointed Chairman of the Board of the Company and the Banks, a position he held until December 21, 2010. In addition, Mr. Ficalora has served as President of the Commercial Bank since its inception on December 30, 2005.

Since 1965, when he joined the Community Bank, Mr. Ficalora has held increasingly responsible positions, crossing all lines of its operations. Prior to his appointment to President and Chief Executive Officer in 1994, Mr. Ficalora had served as President and Chief Operating Officer of the Community Bank beginning in October 1989, and previously as Executive Vice President, Comptroller, and Secretary.

A graduate of Pace University with a degree in business and finance, Mr. Ficalora provides leadership to several professional banking organizations. He is a member of the Board of Directors of the American Bankers Association (ABA), and serves on its American Bankers Council, as well as its Budget Committee. A director of the New York Bankers Association (NYBA) and Chairman of its Metropolitan Area Division, Mr. Ficalora also serves on the Boards of Directors of the Federal Home Loan Bank of New York, RSI Retirement Trust, and on the board of an active subsidiary of the Company, Peter B. Cannell & Co., Inc., an investment advisory firm. In addition, Mr. Ficalora is President of the Queens Borough Public Library and the Queens Library Foundation Board, and serves on the boards of directors of the New York Hall of Science, New York Hospital-Queens, and

Flushing Cemetery, and on the Advisory Council of the Queens Museum of Art. Mr. Ficalora is a former member of both the Thrift Institutions Advisory Council of the Federal Reserve Board in Washington and the Federal Reserve Bank of New York Thrift Institutions Advisory Panel.

Mr. Ficalora’s experience in leading the Company and the Banks, his responsibilities for the strategic direction and management of the Company’s day-to-day operations, and his roles on the Boards of the aforementioned professional banking organizations and advisory councils bring valuable broad industry and specific institutional knowledge and experience to the Board.

Michael J. Levine, C.P.A.  Mr. Levine is both the President of Norse Realty Group, Inc. and Affiliates and a certified public accountant with the firm Levine & Schmutter. With his years of financial and managerial experience, Mr. Levine brings to the Board of Directors demonstrated management ability and fiscal responsibility at a senior level, and an extensive knowledge of our lending business, including the New York real estate market. In addition, as President of the Norse Realty Group, Inc. and Affiliates, Mr. Levine has insight into the operational requirements of a real estate company with significant assets. As a certified public accountant he has valuable experience in dealing with accounting principles, financial reporting rules, and regulations; evaluating financial results; and overseeing the financial reporting processes of a corporate organization having significant assets. Finally, Mr. Levine’s experience brings valuable insight and advice both to the Board and to his role as Chairman of the Board’s Risk Assessment Committee, where his experience contributes to building strong and effective risk management.

James J. O’Donovan.  From October 31, 2003 through January 31, 2005, Mr. O’Donovan served as Senior Executive Vice President and Chief Lending Officer of the Company and New York Community Bank, having previously held the titles of Executive Vice President from 2000 and Senior Vice President from 1987. A senior lending consultant to the Company and the Community Bank since February 1, 2005, Mr. O’Donovan continues to be active in the Company’s lending activities today.

Mr. O’Donovan’s experience as a former executive officer of the Company and as current Chairman of the Mortgage and Real Estate Committee of the Community Bank Board not only brings valuable management and leadership skills, extensive industry knowledge, and business experience to the Board, but also a significant insight in overseeing matters critical to the Company’s lending businesses. Mr. O’Donovan’s experience and contributions advance the Board’s objective of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Ronald A. Rosenfeld.  Mr. Rosenfeld has been a member of the Boards of Directors of the Company, the Community Bank, and the Commercial Bank since January 1, 2012, and has served as Chairman of the Advisory Board of the Community Bank’s Ohio Savings Bank division since its establishment in December 2009. Mr. Rosenfeld is a former Chairman of the Federal Housing Finance Board, having served in that position from 2005 through 2008. From 2001 through 2004, he was President of the Government National Mortgage Association. In addition to serving four years as Secretary of Commerce for the State of Oklahoma, Mr. Rosenfeld previously served one year as Deputy Assistant Secretary for Corporate Finance at the U.S. Treasury Department. Before joining the Treasury Department, he spent three years at the Department of Housing and Urban Development, serving as the Deputy Assistant Secretary for Single-Family Housing, Acting Deputy Assistant Secretary for Multi-Family Housing, and General Deputy Assistant Secretary for the Office of Housing-Federal Housing Commissioner. Prior to his career in public service, Mr. Rosenfeld was an executive with the investment banking firms, Prescott, Ball & Turben, Inc. in Cleveland, Ohio, and Zappala & Company in Pittsburgh, Pennsylvania, and the president of a company that developed more than 10,000 apartment units and managed approximately 6,000 apartment units in a six-state region. With his extensive experience in housing and development, corporate finance, and investment banking, Mr. Rosenfeld brings valuable insight to the Board of the Company in overseeing a wide range of banking and real estate matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

Lawrence J. Savarese.  Mr. Savarese has been a member of the Boards of Directors of the Company, the Community Bank, and the Commercial Bank since March 4, 2013. From 1978 through 2012, Mr. Savarese was with the independent public accounting firm KPMG LLP. For 19 years, he was an Audit Partner in KPMG’s Financial Services Practice, serving as partner in charge of audits of both community banks (including the Company and the Banks) and international banks with branches and agencies in the United States. During this time, Mr. Savarese served as KPMG’s representative to the New York Bankers Association and The Institute of International Bankers. From 2008 to 2012, Mr. Savarese served as Audit Partner, Risk Management, for KPMG’s Advisory Practice, where he managed risk at KPMG and developed and applied complex risk management objectives; risk management policies for model development; advisory service protocols in connection with certain requirements of the Public Company Accounting Oversight Board; policies for internal controls over financial reporting services provided to non-audit clients; and reviewed engagement letters and management risk performance. Prior to his retirement in 2012, Mr. Savarese was an Audit Partner in KPMG’s Global Services Centre, where he designed and developed the standardized approach for auditing banks now used by the firm’s Global Bank Practice. With his extensive experience in accounting principles, financial reporting rules and regulations, commercial banking, risk management, and corporate finance, Mr. Savarese brings valuable insight to both the Board and to his role as Chairman of the Audit Committee of the Board and as a member of the Board’s Risk Assessment Committee in overseeing a wide range of banking and financial reporting matters, and furthers the Board’s objectives of maintaining a membership of experienced and dedicated individuals with diverse backgrounds, perspectives, skills, and other qualities that are beneficial to the Company and the Banks.

John M. Tsimbinos.  As the former Chairman of the Board of Roslyn Bancorp, Inc., and the former Chairman of the Board and Chief Executive Officer of TR Financial Corp. and Roosevelt Savings Bank, Mr. Tsimbinos offers a wealth of management experience, business understanding, and knowledge of banking regulations along with a deep understanding of the role of the Board of Directors. Mr. Tsimbinos’ prior experience as a senior executive officer of a publicly traded bank holding company also has given him front-line exposure to many of the issues facing the Company as well as extensive valuable experience in overseeing, among other matters, the Company’s banking business.

BUSINESS EXPERIENCE OF NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Thomas R. Cangemi.  Senior Executive Vice President and Chief Financial Officer of the Company and the Community Bank since April 5, 2005, and Senior Executive Vice President and Chief Financial Officer of the Commercial Bank since December 30, 2005; Senior Executive Vice President, Capital Markets Group of the Company and the Community Bank from October 31, 2003 to April 5, 2005; Executive Vice President, Capital Markets Group of the Company and the Community Bank from July 31, 2001 to October 31, 2003; Executive Vice President and Chief Financial Officer of Richmond County Financial Corp. and Richmond County Savings Bank from October 1997 to July 2001.

James J. Carpenter.  Senior Executive Vice President and Chief Lending Officer of the Company and the Community Bank since January 1, 2006, and Senior Executive Vice President of the Commercial Bank since December 30, 2005; Executive Vice President and Chief Lending Officer of the Community Bank from February 1, 2005 to December 31, 2005; Executive Vice President and Assistant Chief Lending Officer of the Community Bank from January 1, 2003 to February 1, 2005; Senior Vice President and Mortgage Lending Officer of the Community Bank from November 30, 2000 to January 1, 2003; Senior Vice President responsible for Multi-Family and Commercial Real Estate Lending for Haven Bancorp, Inc. and CFS Bank prior to November 30, 2000.

John J. Pinto.  Executive Vice President and Chief Accounting Officer of the Company and the Community Bank since April 5, 2005; Executive Vice President and Chief Accounting Officer of the Commercial Bank since December 30, 2005; First Senior Vice President and Assistant Director of Capital Markets of the Community Bank from November 1, 2003 to April 5, 2005; Senior Vice President and Assistant Director of Capital Markets

of the Community Bank from July 31, 2001 to October 31, 2003; Senior Vice President and General Auditor of Richmond County Financial Corp. and Richmond County Savings Bank prior to July 31, 2001.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors of the Company conducts its business through periodic meetings and through the activities of its committees. In 2013, the Board held 12 regular monthly meetings, and various standing committees of the Board met another 44 times, for an aggregate of 56 meetings. All incumbent directors of the Company attended at least 75% of the aggregate number of meetings of the Board and committees on which such director served during fiscal year 2013, except for Dr. Frederick, who attended 16 of 34 meetings, or 47%, of such meetings. After developing health issues, Dr. Frederick passed away on September 27, 2013. Board members are expected to make reasonable efforts to attend all Board meetings and all meetings of the Board committees on which they serve. Absences are excused only for good cause.

Descriptions of the nature and composition of the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee of the Board of Directors follow:

Audit Committee.  The Audit Committee of the Board consists of Messrs. Savarese (Chairman), Levine, Kupferberg, Rosenfeld, and Dahya, all of whom meet the independence criteria for audit committee members in accordance with the listing standards of the New York Stock Exchange and the rules of the SEC. The Board of Directors has determined that Messrs. Savarese and Levine are “audit committee financial experts” under the rules of the SEC. The purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities, including with respect to review and, as applicable, approval of (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with applicable legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the Company’s internal audit function and independent auditors; (5) the system of internal controls relating to financial reporting, accounting, legal compliance, and ethics established by management and the Board; and (6) the Company’s internal and external auditing processes. This Committee meets with the Company’s and the Community and Commercial Banks’ internal auditors to review the performance of the internal audit function. The Audit Committee met twelve (12) times in 2013. A detailed list of the Committee’s functions is included in its written charter adopted by the Board of Directors, a copy of which is available free of charge on the corporate governance pages within the Investor Relations portion of our website at www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Nominating and Corporate Governance Committee.  The Company’s Nominating and Corporate Governance Committee consists of Messrs. Levine (Chairman), Dahya, Kupferberg, Tsimbinos, Rosenfeld, Savarese, and Mrs. Clancy, all of whom are independent in accordance with the listing standards of the New York Stock Exchange. The Committee considers and recommends the nominees for director to stand for election at the Company’s Annual Meeting of Shareholders.

In evaluating and recommending nominees for positions on the Board of Directors, the Nominating and Corporate Governance Committee may, but is not required to, consider nominees proposed by management, and will also consider nominees recommended by shareholders. Upon receipt of a nomination, the Committee evaluates a candidate based on, among other things, criteria identified by the Board from time to time, including factors relative to the overall composition of the Board and such other factors as the Committee deems appropriate, such as a potential candidate’s business experience, and specific areas of expertise, skill, and background. When identifying nominees to serve as director, the Nominating and Corporate Governance Committee seeks to create a Board that is strong in its collective knowledge and has a diversity of skills and experience with respect to accounting and finance, management and leadership, vision and strategy, business operations, business judgment, industry knowledge, and corporate governance. Upon approval of a nominee, the Nominating and Corporate Governance Committee recommends that the Board select such candidate for appointment to fill a vacancy and/or for nomination to be elected by the Company’s shareholders. The procedures to be followed by shareholders in recommending director candidates to the Nominating and Corporate Governance Committee are included in this proxy statement. See “Corporate Governance – Procedures to be Followed by Shareholders in Recommending Director Candidates.”

The Nominating and Corporate Governance Committee held five (5) meetings during 2013. The Nominating and Corporate Governance Committee acts under a written charter adopted by the Board of Directors, a copy of which is available, free of charge, on the corporate governance pages within the Investor Relations portion of the Company’s website at www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Compensation Committee.  The Compensation Committee of the Board of Directors consists of Mrs. Clancy (Chairperson) and Messrs. Kupferberg and Levine, all of whom are independent in accordance with the listing standards of the NYSE. This committee meets to establish compensation for the executive officers and to review the Company’s incentive compensation programs when necessary. (See “Compensation Discussion and Analysis” for further information on the Company’s processes and procedures for the consideration and determination of executive and director compensation.) The Compensation Committee met five (5) times in 2013, including five (5) executive sessions attended by Committee members only. The Compensation Committee acts under a written charter adopted by the Board of Directors, a copy of which is available, free of charge, on the corporate governance pages within the Investor Relations portion of the Company’s website at www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Consistent with new SEC disclosure requirements, the Compensation Committee has assessed the Company’s compensation programs and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Our Chief Risk Officer has also assessed the Company’s non-executive incentive compensation plans to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature. This risk assessment process included a review of plan policies and practices; an analysis to identify risks and risk controls related to the plans; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk controls, and the consistency of the programs and their risks with the Company’s strategies. Although the Compensation Committee reviewed all compensation programs, it focused on the programs with variability of payout, the ability of a participant to directly affect payout, and the controls on participant action and payout.

Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee.

Attendance at Annual Meetings.  The Board of Directors expects all directors to attend the Annual Meeting of Shareholders. All of the then-serving Board members attended the 2013 Annual Meeting of Shareholders held on June 6, 2013.

DIRECTORS’ COMPENSATION

The following table provides details of the 2013 compensation received by non-employee directors of the Company. Directors who are also employees do not receive separate compensation for service on the Board. The table excludes perquisites, which did not exceed $10,000 in the aggregate for any director.

Non-Employee Directors	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Dominick Ciampa	300,000	335,250	—	635,250
Maureen E. Clancy	90,500	134,100	—	224,600
Hanif “Wally” Dahya	143,000	201,150	—	344,150
William C. Frederick, MD*	54,500	40,230	—	94,730
Max L. Kupferberg	191,000	40,230	—	231,230
Michael J. Levine	313,700	268,200	43,000	581,900
James J. O’Donovan	—	134,100	24,000	158,100
Ronald A. Rosenfeld	146,400	40,230	11,000	197,630
Lawrence J. Savarese	132,500	135,000	7,500	275,000
John M. Tsimbinos	226,900	40,230	3,000	270,130

(1)	Upon his retirement as a senior officer of the Company in 2006, Mr. O’Donovan entered into a retirement agreement with the Company providing, among other things, for a an annual supplemental retirement payment of $475,000, his acceptance of certain restrictive covenants relating to his future business activities in the banking industry, and his services as a consultant to the Company on lending matters. This agreement currently is in effect through the end of 2016. Mr. O’Donovan does not receive additional cash compensation for his services as a director of the Company or its affiliates.

(2)	In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. All 2013 awards were made in the form of restricted stock vesting over a five-year period.

(3)	“All Other Compensation” includes dividends received on unvested restricted stock.

*	Deceased, September 27, 2014.

Director Fees.  Non-employee directors of the Company received a quarterly retainer of $11,500 and a fee of $2,500 per Board meeting attended. Non-employee directors also received fees ranging from $500 to $2,000 for each committee meeting attended. Committee chairpersons receive fees ranging from $1,000 to $10,000 per meeting. Our Chairman, Mr. Ciampa, receives a quarterly retainer of $75,000. He does not receive Board or committee meeting fees. Mr. Savarese, our Audit Committee Chairman, also receives a quarterly retainer of $5,000 for his service in such capacity. Additionally, members of the Mortgage and Real Estate Committee of the Community Bank Board of Directors or the Credit Committee of the Commercial Bank Board of Directors who perform inspections of properties offered as security for the respective Bank’s loans, in accordance with the Community Bank’s and Commercial Bank’s lending policies, also receive a fee of $1,500 per half-day inspection and $2,000 per full-day inspection.

Directors’ Deferred Fee Plan.  The Community Bank maintains a deferred fee stock unit plan to provide an opportunity for those members of the Board of Directors of the Community Bank who were active in such capacity on the effective date of the plan to defer the receipt of fees otherwise currently payable to them, in exchange for the receipt (at the time they cease to serve as directors) of shares of the Company’s Common Stock having a value equal to the amount of such deferred benefit, thus providing the Community Bank with the use of the funds for business activities. The deferral of fees under the plan applies to all fees received by directors, including regular meeting fees, special meeting fees, and committee fees.

Outside Directors’ Consultation and Retirement Plan.  The Community Bank maintains the Outside Directors’ Consultation and Retirement Plan to provide benefits to certain outside directors who served on the board of Queens County Savings Bank to ensure their continued service and assistance in the conduct of the Community Bank’s business. Under the plan, a director who is not currently an officer or employee of the

Community Bank and who has served as a director for at least ten (10) years (with credit given for prior service as a trustee of the Community Bank), has attained the age of 65, and agrees to provide continuing consulting services to the Community Bank, will be eligible, upon retirement, to receive an annual benefit equal to the average of the director’s annual retainer and meeting fees over the 36-month period preceding the director’s termination date, for a period equal to the lesser of the number of months for which such director agrees to provide consulting services after retirement, or ten years. The plan is unfunded. Directors Ciampa and Kupferberg are the only current directors who participate in the plan.

Life Insurance.  The Company provides group-term life insurance coverage for non-employee directors of the Banks and the Company.

Director Stock Compensation.  Non-employee directors also participate from time to time in the Company’s stock compensation programs. Typically, awards are made in the form of restricted stock vesting over a five-year period.

Compensation Committee Interlocks and Insider Participation.  No executive officer of the Company, the Community Bank, or the Commercial Bank serves, or has served, as a member of the compensation committee of another entity, one of whose executive officers serves on the Compensation Committee of the Company, the Community Bank, or the Commercial Bank. No executive officer of the Company, the Community Bank, or the Commercial Bank serves, or has served, as a director of another entity, one of whose executive officers serves on the Compensation Committee of the Company, the Community Bank, or the Commercial Bank.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

We are pleased to provide our shareholders with an overview and analysis of the compensation programs in which the following executive officers (our “named executive officers”) participate and the process we use to make specific compensation decisions for them:

•	Joseph R. Ficalora, President and Chief Executive Officer

•	Robert Wann, Senior Executive Vice President and Chief Operating Officer

•	Thomas R. Cangemi, Senior Executive Vice President and Chief Financial Officer

•	James J. Carpenter, Senior Executive Vice President and Chief Lending Officer

•	John J. Pinto, Executive Vice President and Chief Accounting Officer

Our Company in 2013

The Company has been, and remains, one of the best performing companies in the industry generally, and relative to its peer group. In 2013, we continued to meet the challenges of a rapidly changing and highly regulated operating environment with a solid financial performance, highlighted by earnings growth, efficiency, increased loan production, above average asset quality, and a strong capital position. Our 2013 performance solidified our position as a strong and profitable financial institution that ranks among the nation’s largest by assets and deposits and enjoys a brand that is well regarded in the markets we serve. As of December 31, 2013, the Company had $46.7 billion in assets, ranking 20th among U.S. bank holding companies, and a market capitalization of $7.4 billion, ranking 19th among publicly traded U.S. banks and thrifts.

In 2013, we continued to rely on a business model that focuses on building value for our shareholders by:

•	Maintaining our status as a leading producer of multi-family loans.

•	Maintaining strong credit standards and superior asset quality.

•	Expanding our mortgage banking platform.

•	Maintaining the efficiency of our operations.

•	Growing through strategic acquisitions.

The following were among the financial highlights of the Company’s 2013 performance:

•	Solid profitability reflected in a 1.16% return on average tangible assets and 15.35% return on average tangible stockholders’ equity.

•	Solid GAAP earnings of $476 million or $1.08 per diluted share.

•	A 28.1% increase in the volume of loans produced for investment and an 11% increase in loans held for investment.

•

Significant year-over-year and relative improvement in key asset quality measures with non-performing non-covered loans/total non-covered loans at 0.35% vs. 1.66% for the industry as a whole (based on the SNL U.S. Bank and Thrift Index), non-performing non-covered assets/total non-covered assets at 0.40% vs. an industry figure of 0.83% and net charge offs/average loans at 0.05% vs. the industry figure of 0.76%.

•	Maintenance of strong capital levels at our subsidiary Banks.

•	An efficiency ratio of 42.71%, reflecting a level that puts the Company in the top 3% of U.S. banks and thrifts.

2013 Executive Compensation Highlights

The results of our 2013 executive compensation program reflected our success, as our executive management team continued to implement our business strategy and produce results in key performance categories that exceeded those of our peers. Our talented executive management team, led by Mr. Ficalora, was crucial to our ability to implement our strategic plan and achieve success in 2013. We believe a contributing factor toward the strength of our 2013 results is the alignment of their compensation with our financial performance.

The following are the highlights of our 2013 executive compensation program:

•

For the fourth consecutive year, we ranked as the top institution among our peers with respect to the performance metrics we use to determine incentive pay. Based on our financial results, our named executive officers received annual and long-term incentive awards near the maximum of the range of incentive compensation opportunities established by the Compensation Committee.

•

The Compensation Committee reviewed the performance metrics applicable to our short- and long-term incentive awards to ensure that they continued to support the attainment of operational objectives that are critical to the Company’s success in the current economic environment, represent a balanced perspective of performance, and ensure sound risk management. The metrics established for 2013 included the following: (i) return on average assets, (ii) efficiency ratio, (iii) net loan and lease charge-offs as a percentage of average loans and leases, and (iv) Tier 1 capital ratio. These metrics are consistent with those of 2012.

•

As in prior years, all long-term incentive awards were made in the form of restricted stock that vests over a five-year period. The level of award for each executive was determined by reference to the Company’s financial performance relative to the peer group, considering the performance metrics in effect for the year. We believe the use of restricted stock encourages our executives to have an ownership perspective aligned with the long-term interests of our shareholders as well as to ensure retention of our executive team through a multi-year vesting schedule.

•	The Committee authorized adjustments to the base salary levels of our CEO and other named executive officers. The salary increases were intended to recognize individual performance and contributions.

•

The Compensation Committee reviewed and updated the peer group we use to provide a benchmark for our executive compensation review and to evaluate our relative performance. The revised peer group reflects our growth and changes due to industry consolidation and the growth of our peers. The peer group was developed with the assistance of the Committee’s independent compensation consultant. The peer group has remained relatively stable from one year to the next.

•

Our senior executives continued to hold significant ownership interests in the Company, reflecting a significant portion of their individual assets. At March 31, 2014, our CEO had reported Company stock holdings with a value approximately 67 times his base salary, and other named executive officers had holdings between 11 and 31 times their respective base salaries.

Our Compensation Philosophy

Our executive compensation philosophy is based on four guiding principles:

Meeting the Demands of the Market – We compensate our named executive officers and other key members of our management team at competitive levels to position us as the employer of choice among our peers who provide similar financial services in the markets we serve.

Aligning with Shareholders – We use equity compensation as a key component of our compensation mix to develop a culture of ownership among our management team and to align their individual financial interests with the interests of our shareholders.

Driving Performance – We believe the largest share of the compensation of our named executive officers should depend on the performance of the Company, both on an annual basis and over the long-term.

Mitigating Risk – We link incentive compensation to performance in a way that does not encourage unnecessary or excessive risk. Our program provides a balanced perspective relating to use of 1) multiple performance measures, 2) cash and equity awards, 3) short and long-term horizons, and 4) fixed and variable pay. We ensure that the structure of our incentive compensation program is consistent with effective controls and strong corporate governance.

Our philosophy is based on the premise that the success of the Company depends, in large part, on the dedication and commitment of the people we place in key operating positions to drive our business model. Accordingly, we provide the members of our management team with incentives that are tied to the successful implementation of our corporate strategies and reflect our performance relative to industry peers. At the same time, we recognize that the Company operates in a competitive environment for talent. To enable us to compare favorably with our peers as we seek to attract and retain key personnel, we employ a balanced mix of compensation techniques that enable us to achieve our pay-for-performance goals and ensure that appropriate risk mitigation strategies are in place.

The decisions we make with regard to compensation for our key personnel serve a three-fold purpose: to communicate our objectives with regard to the Company’s performance, to influence the decisions they make, and to reward them when we achieve specific results. We believe that communicating the basis upon which each member of management’s performance will be evaluated creates accountability for individual performance within the structure of our business plan. The measures and structure of our compensation program remain stable year to year, enhancing our ability to stay focused on our core objectives and deliver on our goals.

Executive Compensation Governance

Decisions regarding our executive pay practices are made within a strong compensation governance framework to ensure that the outcome is consistent with our compensation philosophy, the creation of shareholder value, and the safety and soundness of our operations. The elements of our executive compensation governance structure include the following:

•	Key executive compensation decisions are always made by the independent directors who serve on our Compensation Committee.

•	We utilize the services of a nationally recognized independent compensation consulting firm to help us structure our executive compensation program and validate our results.

•	Our pay and performance is always benchmarked against our peers each year to monitor ongoing pay alignment.

•

Our program mandates variable compensation as the largest share of total compensation. During the last three years, over 80% of our CEO’s total direct compensation was determined solely by reference to the Company’s performance.

•	Incentive awards always require performance at minimum threshold levels. Executives are never rewarded for subpar results relative to our industry peers.

•

Executive pay decisions are made in the context of our Company-wide risk management program and reflect a careful assessment of the risks inherent in offering our executives specific reward opportunities and compliance with applicable regulatory requirements.

•	The Compensation Committee uses its discretion to adjust awards in consideration of broader risk and business considerations.

Components of Executive Compensation

Our compensation program relies on three primary components that comprise our executives’ total direct compensation: (i) base compensation, (ii) equity-based, long-term incentive compensation, and (iii) cash-based, short-term incentive compensation. We meet the objectives of our compensation philosophy by achieving a balance among these three elements that is competitive with our industry peers, and creates appropriate incentives for our management team to drive long-term, sustained performance that ultimately delivers value to our shareholders. We structure the mix of total compensation to provide a greater focus on rewards that are performance-based (i.e., annual and long-term incentives), with a greater weight focused on long-term incentives that reward sustained performance that delivers value to our shareholders. Over the last three years, our program has achieved this balance in the mix of total direct compensation, producing results, on average, within the following parameters:

	Base Compensation	Annual Cash Incentives	Long-Term Equity Incentives
Chief Executive Officer	18%	31%	51%
Chief Operating Officer	25%	31%	44%
Other Named Executive Officers	27%	28%	45%

To achieve the desired balance, our Compensation Committee works closely with an independent compensation consultant that provides us with expertise on competitive compensation practices, helps us to benchmark our compensation program to our peers, and analyzes our pay-for-performance results.

Base Compensation.  Our named executive officers receive base salaries at levels that reflect the role, scope, and complexity of their specific positions. The salaries of our named executive officers are reviewed annually to reflect their performance, ongoing contributions, and competitive market practice. Pay increases are considered annually but made periodically based on the Committee’s assessment of executive performance. Base salaries reflect the “fixed” portion of our total compensation and a reference point for targeting incentive compensation opportunities. As part of our salary review process, we obtain peer group information from our independent compensation consultant to help provide context for our decisions.

Long-Term Equity-Based Compensation.  The use of long-term equity-based compensation as a component of our executive compensation program has been a consistent feature of our history as a public company. We have long believed, and we continue to believe, that equity compensation is the best means available to align the long-term financial interests of our key executives with those of our shareholders. Consistent with regulatory principles, we also support the premise that executives with equity-based incentives are aligned best with the time horizon of the risk associated with our business.

We use our equity-based compensation program to reward our executives for their performance and their ability to create and sustain long-term shareholder value. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success which further aligns their interests with our shareholders and serves as a powerful retention factor.

The nature and size of awards under our equity compensation program is determined by a number of factors, including peer and market practice, our philosophy of providing greater emphasis on equity/long-term compensation, our financial performance relative to our peers, and the tax and accounting treatment of specific equity compensation techniques. Our stock plan takes an omnibus approach to equity compensation, providing us with the flexibility to use a variety of compensation techniques as appropriate to meet our desired philosophy. In 2013, we continued to provide our management team with stock grants that focus on, and reward management for, the attainment of financial goals relative to our peer group.

Short-Term Cash-Based Incentive Compensation.  Our compensation strategy is based on the principle that a meaningful share of our senior executives’ total direct compensation (the sum of annual cash and equity compensation) should be attributable to variable pay. We implement this strategy, in part, by providing our named executive officers with an annual cash-based incentive opportunity under our Management Incentive Compensation Plan (“MICP”), which rewards the attainment of annual company-wide financial objectives relative to our peer group. The Compensation Committee has the opportunity to adjust actual bonuses paid based upon individual performance, relative to the specific tasks we expect our key personnel to accomplish during the year. The MICP specifies a balance of financial and risk–based metrics that we use to compare our performance relative to our peers.

Our objective is to reward sustained high performance on both a company and individual basis at the highest attainable levels by establishing threshold, target, and maximum goals tied to increasing levels of incentive compensation. In general, our intent is to provide specific awards based upon predetermined objectives, although the Compensation Committee may exercise negative discretion in the final payouts. Under the MICP, in appropriate circumstances, the Compensation Committee may take into account external or extraordinary factors that influenced or affected a specific outcome, whether relating to a corporate or individual target, and make adjustments that reflect an equitable result. However, under the MICP, the Compensation Committee may only make downward adjustments in the award. The Compensation Committee also retains the right to provide cash awards to our named executive officers and other key personnel outside the MICP, although there were no such awards in 2013.

Benchmarking and Peer Group Analysis

A critical element of our compensation philosophy, and a reference for compensation decisions for our executive team, is a comparative analysis of our pay and financial performance relative to a peer group of similarly sized, publicly traded financial institutions. We seek to ensure proper alignment between our performance and compensation relative to peers, and to attract and retain top talent by providing competitive and appropriate compensation. To monitor our programs and decisions, we annually benchmark our performance against that of our peers to assess the reasonableness of our compensation, ensure proper pay-for-performance alignment and establish total compensation opportunities for our named executive officers. Our peer group is selected with the assistance of our independent compensation consultant and reflects commercial banks and thrifts in the continental United States approximating one-half to two and one-half times our asset size. Following are the 14 financial institutions meeting those criteria that were used as our 2013 peer group:

Associated Banc-Corp (WI) BOK Financial Corp. (OK) City National Corp. (CA) Comerica Inc. (TX) Cullen/Frost Bankers, Inc. (TX) First Horizon National Corp. (TN) First Niagara Financial Group (NY)	Huntington Bancshares Inc. (OH) KeyCorp (OH) M&T Bank Corp. (NY) Northern Trust Corp. (IL) Peoples United Financial, Inc. (CT) Synovus Financial Corp. (GA) Zions Bancorporation (UT)

The peer group is reviewed and updated annually and may change periodically as a result of the Company’s own growth, industry consolidation, and changes in a peer company’s business focus or condition. The 2013 peer group has a median asset size of approximately $34 billion, positioning the Company conservatively at the 60th percentile.

Role of the Compensation Committee

The Compensation Committee of the Board of Directors is responsible for discharging the Board’s duties in executive compensation matters. The Committee develops the broad outline of our compensation program and monitors the success of the program in achieving the objectives of our compensation philosophy. The Committee, which in 2013 consisted of three independent directors, is also responsible for the administration of our compensation programs and policies, including the administration of our cash and equity incentive programs. The Compensation Committee exercises independent discretion in the determination of executive compensation but may seek input from other Board members, consultants, and advisors.

The Committee operates under the mandate of a formal charter that establishes a framework for the fulfillment of the Committee’s responsibilities. The Committee and the Board review the charter periodically to ensure that it is consistent with the Committee’s expected role and applicable legal and listing requirements. Under the charter, the Committee is charged with general responsibility for the oversight and administration of our executive compensation program. The charter vests in the Committee the principal responsibility for determining the compensation of the Chief Executive Officer based on the Committee’s evaluation of his performance. The charter also authorizes the Committee to engage consultants and other professionals without management approval to the extent deemed necessary to discharge its responsibilities.

During 2013, the Compensation Committee met five (5) times, including five (5) executive sessions attended by Committee members only.

Role of the Compensation Consultant

The Compensation Committee has sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement. In 2013, the Compensation Committee engaged the independent compensation consulting firm Meridian Compensation Partners, LLC (“Meridian”) to benchmark our compensation and performance against our peers and provide expertise in structuring our executive compensation program. The Committee also regularly reviews with Meridian developments and trends in the compensation area to keep informed of emerging practices and regulations. During 2013, Meridian’s services included conducting a comprehensive competitive benchmark review and peer group performance analysis, and analyzing our performance relative to our peer group for the Compensation Committee’s incentive plan determination. The Compensation Committee reviewed and concluded that Meridian’s consultation services in 2013 complied with the standards adopted by the SEC and the NYSE with regard to compensation advisor independence and conflicts of interest. The Committee will continue to monitor compliance with these standards on an ongoing basis.

Role of Management

Although the Committee is ultimately responsible for executive compensation decisions, information and input from Mr. Ficalora, our Chief Executive Officer, are critical to ensuring the Committee and its advisors have the information needed to make informed decisions. Mr. Ficalora provides insight, suggestions, and recommendations regarding business goals and executive compensation. The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Mr. Ficalora meets with the Compensation Committee to discuss the recommendations and also reviews with the Committee his recommendations concerning the compensation of the other named executive officers. Although our Chief Executive Officer may provide input on his own compensation, during 2013, he did not, consistent with long-standing practice, participate in Committee deliberations relating to the determination of his compensation. In such instances, Mr. Ficalora left the meeting to provide an independent opportunity for the Committee to review and discuss his compensation among Committee members and the independent consultant.

Perspectives on 2013 Executive Compensation

Alignment of Pay and Performance

In March 2014, Meridian provided the Compensation Committee with an analysis of our 2013 performance compared to our peers for the purposes of determining incentive awards. The report was presented to the Compensation Committee and used in finalizing 2013 annual and long-term incentive awards for the executives.

Overall, the Meridian analysis confirmed the continuing efficacy of our pay-for-performance philosophy. Considering the four performance metrics selected by the Committee for our 2013 incentive program – (i) return on average assets, (ii) efficiency ratio, (iii) net loan and lease charge-offs as a percentage of average loans and leases, and (iv) Tier 1 capital ratio – we ranked first on average when compared to the 14 companies in our peer group. This ranking is consistent with our position relative to our peers in each of the last three years.

In April 2014, Meridian provided the Compensation Committee with a peer compensation analysis, benchmarking our 2013 pay and performance levels. The results indicated the strength of our pay-for-performance alignment in 2013 relative to our peers. Our performance placed the Company at the top of our peer group and our executives received total direct compensation (annual cash plus equity compensation) above the 75th percentile of the peer group. Moreover, our superior annual results are supporting the creation of long-term shareholder value, with the Company ranking third among our peers for 5-year total shareholder return.

Taken together, these statistics highlight the success of our pay-for-performance strategy, demonstrating that the executive compensation program is significantly weighted toward variable pay and is aligned with our performance relative to our peer group. The Company’s performance has consistently ranked at or near the top of the peer group, when considering our specific performance metrics, general financial measures, and/or total shareholder return. Our status as a high performer is reflected in the compensation levels of our named executive officers. The annual review continues to support the conclusion that, even in a difficult operating environment, our strategy is working, and that the compensation of our named executive officers is closely aligned with our consistently high performance, appropriately positioned relative to the performance of our peers, and based on the strength of our performance.

Base Compensation Review

In March 2014, the Committee authorized 2014 salary increases averaging 8.6% for our CEO and other named executive officers. The Committee determined that adjustments were appropriate for, and consistent with, each officer’s level of responsibility and high level of performance.

Incentive Compensation Awards

Our Chief Executive Officer and other named executive officers were all eligible to receive incentive compensation awards in 2013. In 2013, as in prior years, the Committee established specific performance metrics for our short-term cash-based incentive compensation program and our long-term equity-based compensation program that are consistent with the objectives of our business strategy and our desire to reinforce sound risk management practices. For 2013, our performance metrics remained the same as they were in 2012 and were as follows:

•

Efficiency Ratio (noninterest expense before foreclosed property expense, amortization of intangibles and goodwill impairments as a percentage of net interest income and noninterest revenues, excluding gains from securities transactions and nonrecurring items)

•	Net Charge-offs as a Percentage of Average Loans and Leases (loans and leases charged off, net of recoveries, as a percentage of average loans, net of average guaranteed loans, and leases)

•	Return on Average Assets (net income as a percentage of average assets)

•	Tier 1 Capital Ratio (Tier 1 Capital as a percentage of total risk-adjusted assets)

For each metric, our performance is assessed based on how we perform relative to our peers. We believe this is the best means for assessing our performance since it is objective and compares us equally with other companies similar to us. Our performance measures and peer group have remained similar over the years to provide for consistent comparisons. Actual awards are determined by reference to the Company’s average percentile rank among the four metrics relative to the average percentile ranking of each peer group company. In determining the average percentile rank, each performance objective is weighted equally for the Company and each peer group company. The overall percentile ranking is then assessed against the range of incentive compensation award opportunities to determine the level of potential award for each executive. Specific award opportunities for short-term and long-term awards are expressed as a percentage of base pay for each executive based on competitive market practice and our own philosophy of placing a significant focus on incentive, and particularly long-term equity, compensation. We set the threshold incentive opportunity at 25% of the target level and the maximum opportunity at 150% of the target level. The following tables illustrate the award opportunities for our named executive officers, expressed as a percentage of 2013 base compensation, over the indicated range of performance.

2013 Short-Term Cash Incentive Compensation Award Opportunities

(As % of Base Salary)

	Threshold	Target	Maximum
Mr. Ficalora	31.25	125	187.5
Mr. Wann	22.5	90	135
Mr. Cangemi	17.5	70	105
Mr. Carpenter	17.5	70	105
Mr. Pinto	17.5	70	105

2013 Long-Term Equity Incentive Compensation Award Opportunities

(As % of Base Salary)

	Threshold	Target	Maximum
Mr. Ficalora	50	200	300
Mr. Wann	31.25	125	187.5
Mr. Cangemi	25	100	150
Mr. Carpenter	25	100	150
Mr. Pinto	25	100	150

At the end of the performance year, our independent consultant prepares an assessment of Company and peer performance, and the Committee reviews the Company’s average percentile rank of the designated performance metrics compared to the peer group. In order to achieve a threshold award (25% of target), performance must exceed the 25th percentile of the peer group average; target awards reflect performance at the 50th percentile of the peer group average, and maximum awards (150% of target) require a rank better than the 75th percentile of the peer group average performance.

In March 2014, Meridian independently reviewed our 2013 financial results against our peer group to determine our rank on a percentile basis for each of the four designated performance metrics. Based on this review, our performance ranked highest among our peers on average (i.e., we were ranked at the 100th percentile of the peer group average, with an average rank at the 84th percentile for all four metrics).

The following table indicates the Company’s actual performance level with respect to each metric and the percentile ranking for each metric relative to the peer group:

2013 Performance Metric	2013 Actual Performance	2013 Percentile Ranking Relative to Peer Group
Efficiency Ratio	42.71%	100
Return on Average Assets	1.07%	78.5
Tier 1 Capital Ratio	12.84%	71.4
Net Charge-Offs as a Percentage of Average Loans	0.05%	85.8

Accordingly, with respect to our cash- and equity-based incentive compensation programs, our Chief Executive Officer and other named executive officers were eligible for awards at the maximum of the range under both programs. The Committee granted awards at the maximum for the equity component but exercised its discretion and adjusted the cash awards slightly lower than the maximum. The value of specific awards for Mr. Ficalora and the other named executive officers are detailed in the Summary Compensation and the Grants of Plan-Based Awards tables. All equity awards were made in the form of restricted stock grants with vesting over a five-year period. The Company does not impose a specific holding period on shares after vesting since our executives maintain very significant holdings of Company stock. In making these awards, the Committee noted that the 2013 total direct compensation of the Company’s named executive officers would generally rank executives at or slightly above the 75th percentile compared to the peer group to be consistent with performance at the maximum level compared to peers. The Committee’s process is to validate the Company’s pay-for-performance results each year.

Other Executive Benefits

Post-Employment Arrangements

We recognize that an important consideration in our ability to attract and retain key executives is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in the best interest of the Company and its shareholders to provide our key executives with reasonable financial arrangements in the event of termination of employment. At present, all of our named executive officers are covered by employment agreements providing specified severance benefits and benefit continuation in the event of their termination without cause or for good reason, disability, and after a change in control. The current agreements, which are identical in form, have been in place since 2006, without modification. No severance benefits are payable if the executive is terminated for cause or upon the executive’s voluntary termination of employment. The Compensation Committee periodically reviews the terms of the agreements. For additional information regarding these employment agreements, see the section headed Potential Post-Termination Payments and Benefits following the Summary Compensation Table.

Retirement Benefits; Employee Welfare Benefits

Our principal retirement savings vehicle is our Employee Stock Ownership Plan (the “ESOP”). Since our initial public offering in 1993, the ESOP has been a significant source of retirement savings for all our employees, including our named executive officers. The ESOP has also fostered a strong sense among our employees that they are owners with a vested interest in the success of the Company. We also offer our employees a 401(k) plan that enables our employees to supplement their retirement savings with elective deferral contributions. In addition, certain of our named executive officers are entitled to benefits at retirement under our tax-qualified pension plan and a related non-qualified excess benefits plan both of which were frozen in 1999 and, following which, no additional benefits were accrued by the named executive officers.

Certain of our named executive officers participate in a supplemental retirement benefits plan that was established at the time of our initial public offering to provide benefits with respect to the ESOP that cannot be allocated as a result of applicable Internal Revenue Code limits. Although this plan was frozen in 1999, the plan would provide a restoration benefit to the participants in the event of a change in control. We do not currently offer our named executive officers any other active supplemental executive retirement benefits or other non-qualified deferred compensation programs. For additional information regarding the supplemental retirement benefits plan, please see the section headed Potential Post-Termination Payments and Benefits following the Summary Compensation Table.

In addition to retirement programs, we provide our employees, including our named executive officers, with coverage under medical, dental, life insurance, and disability plans on terms consistent with industry practice. We also provide employees with access to a Section 125 Plan to pay their share of the cost of such coverage on a pre-tax basis.

Perquisites

We provide our named executive officers with limited perquisites to further their ability to promote the business interests of the Company in our markets and to reflect competitive practices for similarly situated officers employed by our peers. The perquisites are reviewed periodically and adjusted as necessary.

Other Considerations

Risk Management and Our Compensation Programs

A central tenet of our compensation philosophy is to provide incentives that are consistent with prudent risk management while recognizing that some level of risk is inherent in the operation of our business. Our Compensation Committee monitors our incentive compensation programs on an annual basis to ensure that the programs reflect a balanced mix of incentives that discourage unnecessary or excessive risk taking by our management team and by employees throughout the organization. For our senior management, this approach has resulted in a program that incorporates performance measures that reflect an inherent sensitivity to risk, and defers a significant portion of the executive’s annual compensation to future years. We maintain a comprehensive risk management process and strong internal controls to manage risks arising out of our incentive compensation program. We do not believe that the risks arising out of our incentive compensation programs are reasonably likely to have a material adverse effect on the Company.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption, and on an annual basis, to ensure that we understand the financial impact of each program on the Company. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.

To preserve maximum flexibility in the design and implementation of our compensation programs, we have not adopted a formal policy that requires all compensation to be tax deductible for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the deductibility of certain compensation paid to our named executive officers. However, to the greatest extent possible, it is our intent to structure our compensation programs in a tax-efficient manner. As currently structured and approved, our incentive programs meet the requirements of performance-based pay pursuant to Internal Revenue Code Section 162(m).

Equity Compensation Grant and Award Practices

Our named executive officers and other senior officers are typically considered for equity compensation awards only in connection with our long-term incentive compensation program. The awards are generally made in March of each year based on the Compensation Committee’s evaluation of the Company’s performance relative to the financial performance objectives established for the prior year. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment, or a change in position or responsibility. As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material non-public information, including with respect to the determination of grant dates. Similarly, the Company has never timed the release of material non-public information with the purpose or intent of affecting the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material non-public information such as earnings releases or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to the timing of disclosure. The Company has not granted stock options in recent years. However, in prior periods, we set the exercise price of stock options solely as of the date of Committee action by reference to the applicable provisions of our equity compensation plans.

Stock Ownership Requirements

We have not adopted formal stock ownership requirements for our senior officers and Board members since, as a practical matter, our officers and directors hold significant interests in our stock, which they have accumulated through individual purchases and participation in stock compensation programs. We expect our named executive officers to maintain a significant portion of their personal wealth in the Company’s stock and, historically, our named executive officers have more than met this expectation. It is noteworthy that the level of stock ownership by our named executive officers, as cited above, significantly exceeds the level of stock ownership specified in the formal policies adopted by other publicly traded companies.

Compensation Committee Report

The Compensation Committee has reviewed the foregoing Compensation Discussion and Analysis, which is required by the rules established by the SEC, and has discussed it with management. Based on this review and the Committee’s discussions, the Compensation Committee recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Maureen E. Clancy, Chair

Max L. Kupferberg

Michael J. Levine

Summary Compensation Table

The following information is furnished for the Company’s principal executive officer, principal financial officer and the next three highest compensated executive officers of the Company (the “named executive officers”) for the 2013 fiscal year:

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total Compensation ($)
Joseph R. Ficalora	2013	1,250,000	3,750,000	2,300,000	2,462,622	9,762,622
President and Chief	2012	1,250,000	3,641,301	2,200,000	1,683,813	8,775,114
Executive Officer	2011	1,000,000	2,677,526	1,500,000	1,543,640	6,721,166
Robert Wann	2013	875,000	1,640,991	1,100,000	1,111,066	4,727,057
Senior Executive Vice	2012	800,000	1,460,006	1,000,000	757,526	4,017,532
President and Chief	2011	750,000	1,147,520	844,000	660,604	3,402,124
Operating Officer
Thomas R. Cangemi	2013	700,000	1,049,995	700,000	861,351	3,311,346
Senior Executive Vice	2012	650,000	950,002	660,000	520,042	2,780,044
President and Chief	2011	600,000	917,990	450,000	452,025	2,420,015
Financial Officer
James J. Carpenter	2013	600,000	899,991	625,000	721,451	2,846,442
Senior Executive Vice	2012	550,000	800,012	570,000	437,272	2,357,284
President	2011	525,000	803,225	394,000	402,659	2,124,884
and Chief Lending Officer
John J. Pinto	2013	480,000	719,999	475,000	408,760	2,083,759
Executive Vice President	2012	450,000	650,008	450,000	267,094	1,817,102
and Chief Accounting	2011	400,000	612,015	300,000	227,172	1,539,187
Officer

(1)	In accordance with SEC disclosure requirements for equity compensation, the reported amount represents the full grant date fair value of each award calculated in accordance with FASB ASC Topic 718. Please refer to Note 13 of our financial statement in our annual report for the year ended December 31, 2013, and to Note 12 of our financial statements in our annual reports for the years ended 2012 and 2011 for additional discussion of the determination of these values. All 2013 awards were made in the form of restricted stock vesting in equal installments over a five-year period. Please see the Compensation Discussion and Analysis and the Grants of Plan-Based Awards table for additional information concerning the 2013 awards.

(2)	Represents an award for 2013 performance under the Company’s Management Incentive Compensation Plan. See the Compensation Discussion and Analysis and the Grants of Plan-Based Awards table for additional information concerning the 2013 awards.

(3)	The following table sets forth the components of the All Other Compensation column in 2013:

Name	Dividends on Unvested Restricted Stock ($)	Medical Reimbursement ($)	Tax Reimbursement (a) ($)	Life Insurance Imputed Income ($)	ESOP Allocation (b) ($)	Total ($)
Mr. Ficalora	564,911	588	1,821,402	63,279	12,442	2,462,622
Mr. Wann	237,273	6,335	835,912	19,104	12,442	1,111,066
Mr. Cangemi	175,770	6,763	662,369	4,007	12,442	861,351
Mr. Carpenter	153,102	—	551,119	4,788	12,442	721,451
Mr. Pinto	111,683	—	282,355	2,280	12,442	408,760

(a)	Each named executive officer received a payment authorized by the Compensation Committee to assist the officer with tax obligations related to the vesting of restricted stock awarded in prior years. The payment was intended to encourage each officer to maximize their retention of Company stock.

(b)	The value of the ESOP allocation is based on the $16.85 per share closing price of the Common Stock on the allocation date, December 31, 2013.

Grants of Plan-Based Awards

The following table provides information concerning the 2013 award opportunities for the named executive officers under the Company’s non-equity and equity incentive plans:

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards (3) ($)
	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Mr. Ficalora	390,625	1,562,500	2,343,750	625,000	2,500,000	3,750,000	3,750,000
Mr. Wann	196,875	787,500	1,181,250	273,438	1,093,750	1,640,625	1,640,991
Mr. Cangemi	122,500	490,000	735,000	175,000	700,000	1,050,000	1,049,995
Mr. Carpenter	105,000	420,000	630,000	150,000	600,000	900,000	899,991
Mr. Pinto	84,000	336,000	504,000	120,000	480,000	720,000	719,999

(1)	Represents 2013 non-equity incentive award opportunity levels under the Company’s Management Incentive Compensation Plan. In 2013, the named executive officers were eligible for awards at the maximum level based on the performance of the Company. Actual awards were made at levels slightly below the maximum level. The awards were made on March 18, 2014.

(2)	Represents 2013 equity incentive compensation award opportunity levels. In 2013, the named executive officers were eligible for awards at the maximum level based on the performance of the Company. Actual awards were made at levels slightly below the maximum level. The awards were made on March 18, 2014.

(3)	Represents the grant date fair value of the 2013 equity incentive plan awards determined in accordance with FASB ASC Topic 718. The awards were made on March 18, 2014 in the form of restricted stock that will vest in equal installments over a five-year vesting period.

Stock Vested

The following table provides information concerning restricted stock vesting for the named executive officers during the 2013 fiscal year:

	Restricted Stock Vesting
	Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Mr. Ficalora	140,385	1,959,855
Mr. Wann	64,308	894,164
Mr. Cangemi	51,046	709,814
Mr. Carpenter	45,515	632,625
Mr. Pinto	29,831	415,137

(1)	Represents the aggregate value realized on vesting of previously awarded shares of restricted stock based, on the value of the Company’s stock on the applicable vesting dates (March 13, March 25, March 31, April 4, and April 28, 2013). The value realized on vesting is also the amount realized as 2013 taxable income by each named executive officer.

Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information with respect to the number of shares of Common Stock represented by outstanding stock options and outstanding restricted stock awards held by the named executive officers as of December 31, 2013.

	Number of Securities Underlying Exercisable Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($) (1)
Mr. Ficalora	—	—	—	594,240	10,012,944

Mr. Wann	—	—	—	246,851	4,159,439

Mr. Cangemi	—	—	—	179,817	3,029,916

Mr. Carpenter	—	—	—	155,878	2,626,544

Mr. Pinto	20,000	18.17	4/5/2015	115,726	1,949,983

(1)	Based on the $16.85 per share closing price of the Common Stock on December 31, 2013.

Pension Benefits

The following table provides certain information, as of December 31, 2013, with respect to each pension plan that provides for payments or other benefits to the named executive officers at retirement:(1)

	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)
Mr. Ficalora	Supplemental Retirement Plan	33	3,024,544

Mr. Wann	Retirement Plan	17	484,362
	Supplemental Retirement Plan	17	141,960

Mr. Cangemi	Retirement Plan	0.4	5,851

Mr. Carpenter	Retirement Plan	9	119,234

Mr. Pinto	Retirement Plan	—	—

(1)	The Retirement Plan, a tax-qualified defined benefit pension plan, and the related Supplemental Retirement Plan, were frozen by the Company in 1999. Subsequent to the freezing of the plan, the similarly frozen pension plans of financial institutions acquired by the Company were merged into the Company’s frozen plan. The indicated benefit represents the present value of the executive’s accumulated benefit as of the date the plans were frozen. All amounts accrued by the Company with respect to the Plans subsequent to the freeze date reflect the effect of actuarial adjustments and do not increase the Executive’s benefit. Mr. Pinto did not participate in either plan. Mr. Ficalora received an in-service distribution of his Retirement Plan benefit in 2009.

Non-Qualified Defined Contribution Plan Benefits

The following table represents the value of the executive’s account balance at December 31, 2013 under certain ESOP-related provisions of the Company’s Supplemental Executive Retirement Plan:

Value of Aggregate Balance at Last Fiscal Year-End (1) ($)
Mr. Ficalora	13,967,605
Mr. Wann	3,485,355

(1)

The plan, which was frozen as to annual allocations in 1999, credited the executive with shares of the Company’s Common Stock that could not be allocated to them directly under the Company’s ESOP as a result of applicable federal tax limitations. The frozen plan is the only nonqualified deferred compensation plan maintained by the Company for its executives. A change in control-related ESOP benefit was retained for certain officers. No annual allocations have been made since 1999. Messrs. Ficalora and Wann have 828,938 and

206,846 shares, respectively, allocated to their accounts under the frozen plan. Messrs. Cangemi, Carpenter and Pinto did not participate in the plan prior to the freezing of annual allocations. The value presented is based on the closing price of $16.85 for the Common Stock on December 31, 2013. The share totals reflect the cumulative effect of nine stock splits in the form of stock dividends since the Company’s 1993 initial public offering and also include shares credited as a result of dividend reinvestment. For additional information regarding the plan, see Potential Post-Termination Payments and Benefits below.

Potential Post-Termination Payments and Benefits

Severance Under Employment Agreements

The Company maintains employment agreements with its Chief Executive Officer and other named executive officers. The agreements, which are identical in form, provide for an initial three-year term and daily extension so that the contract term is always three years from the then-current date, unless either party provides written notice of non-renewal or termination, at which time the expiration date becomes fixed at three years from the date of notice or termination. The employment agreements also provide for the payment and annual review of base salary, the provision of employee benefits applicable to executive personnel, and eligibility to participate in incentive and stock-based compensation programs. The employment agreements allow the Company to terminate the executive’s employment for cause, as defined in, and subject to, procedures outlined in the agreements. The executive receives no further payments or benefits under their agreement following a termination for cause. Upon the executive’s voluntary termination or death, the executive or his estate would receive only the base salary and other compensation or benefits earned through the date of termination.

Under the agreements, the Company has the right to terminate the executive’s employment if he becomes disabled. Upon the executive’s termination of employment by reason of his disability, the executive’s full base salary would be continued through the date the executive begins to receive benefits under the Company’s long-term disability program. When the executive begins to receive long-term disability benefits, the Company is obligated to (i) continue paying the executive the difference between 60 percent of his base salary and the long-term disability benefit, and (ii) continue the executive’s employee benefits through the date the agreement would otherwise have expired.

Each executive may also terminate employment under the agreements for good reason (i.e., under circumstances outlined in the agreement and equivalent to constructive termination), and the Company may also terminate the executive without cause. Upon termination for good reason or termination without cause, the executive receives a lump sum benefit equal to the sum of the base salary and other compensation earned through the termination date, plus the executive’s pro rata share of his annual incentive compensation for the year of termination as determined by reference to the highest annual aggregate annual amounts of bonuses or other cash incentive compensation paid to the executive in any of the three calendar years preceding termination of employment. The executive also becomes entitled to a lump sum payment equal to the sum of (i) three times the highest total compensation paid to the executive during the three preceding years, including bonuses, cash and stock compensation, and other amounts reported on the executive’s Form W-2 (but excluding income realized from the exercise or disqualifying disposition of stock options); and (ii) three times the average amount contributed by, or allocated to, the executive under all tax-qualified benefit plans during the three preceding years. The executive also receives continued medical, dental, and life insurance benefits for a period of thirty-six months following termination of employment. In addition, if the executive’s termination of employment for good reason or without cause occurs on or after the effective date of a change in control, as defined in the agreement, all stock awards and stock options will accelerate and vest in full as of the executive’s termination date.

If the executive terminates employment due to disability or death within one year after the occurrence of a change in control or within one year after the commencement of preliminary steps leading to an eventual change of control, with the actual change in control taking place within two years after the executive’s termination of employment, the executive or his estate will receive the severance benefits described above, in the same manner as if the executive had terminated employment with good reason.

Section 280G of the Internal Revenue Code of 1986 provides that payments or benefits contingent upon a change in control that exceed three times an executive’s “base amount” (i.e., three times average annual taxable compensation over the five taxable years preceding the change in control) are “excess parachute payments.” Under Section 4999 of the Code, an executive who receives an excess parachute payment is subject to a 20% excise tax on the amount received in excess of the base amount, and the Company is unable to deduct a corresponding amount. In the event that any payments or benefits provided to the executives are subject to the excise tax, the employment agreements provide the executives with indemnification for these excise taxes and any additional income, employment, and excise taxes imposed as a result of the initial indemnification.

The following table summarizes the estimated severance payments and benefits available to the executives under their employment agreements in the event of their termination of employment as of December 31, 2013 in the indicated circumstances:

	Termination Without Cause or For Good Reason ($)	Disability (1) ($)	Code Section 4999 Indemnification (2) ($)
Joseph R. Ficalora
Cash severance	17,267,379	2,320,000	18,382,303
In-kind benefits	45,000	45,000

Robert Wann
Cash severance	10,361,060	1,570,000	6,932,464
In-kind benefits	45,000	45,000

Thomas R. Cangemi
Cash severance	6,294,780	1,220,000	3,888,054
In-kind benefits	65,000	65,000

James J. Carpenter
Cash severance	5,404,635	1,020,000	3,211,255
In-kind benefits	65,000	65,000

John J. Pinto
Cash severance	3,805,935	780,000	2,387,245
In-kind benefits	65,000	65,000

(1)	Represents an undiscounted aggregate benefit of 100% base salary continuation for six months after termination by reason of disability and 60% base salary continuation for an additional 30 months reduced by the maximum annual long-term disability payments under the Company’s disability plan ($180,000).

(2)	The estimated Section 4999 tax indemnification payment applies only if the executive’s severance payments and benefits, when aggregated with other payments and benefits made or provided in connection with the change in control, results in an excess parachute payment under Section 280G of the Code. Absent a change in control of the Company (within the meaning of Section 280G), no amount would be payable as tax indemnification if the executive’s employment were terminated in circumstances that give rise to a severance obligation. The calculation of the indemnification payment takes into account excess parachute payments triggered under plans or arrangements other than the employment agreements, including the accelerated vesting of restricted stock awards and, as applicable, the Supplemental Change in Control ESOP benefit.

Accelerated Vesting of Restricted Stock Awards

In the event of death, disability or upon the occurrence of a change in control of the Company (as defined in our 2012 Stock Incentive Plan), all unvested shares of restricted stock held by our named executive officers would vest. If a triggering event had occurred on December 31, 2013, the value of the shares (based on a closing price of $16.85) subject to acceleration would have been as follows: Mr. Ficalora ($10,012,944); Mr. Wann ($4,159,439); Mr. Cangemi ($3,029,916); Mr. Carpenter ($2,626,524); and Mr. Pinto ($1,949,983).

Supplemental Change-in-Control ESOP Benefit

The Company maintains a nonqualified supplemental plan in connection with the ESOP that was designed to provide certain of our officers with benefits that cannot be allocated to them directly through the ESOP as a result of certain limitations under the Internal Revenue Code. Messrs. Ficalora and Wann have participated in the plan since 1993. The plan was amended in December 2002 to add Mr. Cangemi as a participant but only with respect to the separate change in control provision described below. The supplemental plan was frozen in 1999 with respect to annual allocations. However, in the event of a change in control of the Company (as defined in the plan), Messrs. Ficalora, Wann, and Cangemi, the only named executive officers participating in the plan, would be credited with the value of the allocations they would have received under the plan had it been in effect on an annual basis since 1999 (2002 for Mr. Cangemi). The account balance would also be adjusted to reflect stock and reinvested cash dividends payable over the same period. Assuming a change in control had occurred at December 31, 2013, the value of the additional benefits payable under the plan (based on a closing price of $16.85) are estimated to be as follows: Mr. Ficalora ($11,328,002), Mr. Wann ($2,259,248), and Mr. Cangemi ($878,003).

OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS

Transactions with Certain Related Persons

The federal banking laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms (including interest rates and collateral) and follow substantially the same credit underwriting procedures as those prevailing at the time for comparable transactions with other persons. Furthermore, they must not involve more than the normal risk of repayment or present other unfavorable features. The Community Bank, from time to time, may make mortgage loans to its directors, officers, and employees, including consumer loans or loans to purchase or refinance personal residences, and may make loans secured by income-producing properties to entities in which a director or officer has an ownership (or, in the case of directors, a management interest), provided that all such loans are made in accordance with federal banking laws and are made in the ordinary course of business; do not involve more than normal risk of collectability, or present other unfavorable features; and are made on substantially the same terms (including interest rates and collateral requirements) as those prevailing at the same time for comparable transactions with unaffiliated persons.

From time to time, in accordance with written policies, the Board of Directors reviews a summary of the Company’s transactions with directors and executive officers of the Company and with firms that employ directors, as well as any other related-person transactions, for the purpose of recommending to the disinterested members of the Board of Directors that the transactions are fair, reasonable, and within Company policy, and should be ratified and approved. The Board of Directors also reviews any transactions reported to the Board by the Company’s Corporate Secretary that are required to be reported under SEC regulations. Additionally, in accordance with federal regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Company’s capital and surplus (up to a maximum of $500,000), and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Further, pursuant to the Company’s Code of Business Conduct and Ethics and other business standards applicable to them, all executive officers and directors of the Company must disclose any existing or emerging conflicts of interest to the Chief Executive Officer. Such potential conflicts of interest include, but are not limited to, any position or interest (financial or otherwise) which could materially conflict with an executive officer’s or director’s performance or which affects such executive officer’s or director’s independence or judgment concerning transactions between the Company, its customers, suppliers, or competitors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors, and greater than 10% shareholders are required by the SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of the reports of ownership furnished to the Company, or written representations that no other reports were required, the Company believes that during the 2013 fiscal year, its executive officers and directors complied with applicable reporting requirements for transactions in the Company’s Common Stock.

AUDIT-RELATED MATTERS

Audit Committee Report to Shareholders

The Audit Committee of the Company’s Board of Directors is composed of Messrs. Savarese, Levine, Kupferberg, Rosenfeld, and Dahya, all of whom are non-employee, independent directors, and operates under a written charter adopted by the Board of Directors.

The Company’s management is responsible for the Company’s internal control over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The independent registered public accounting firm is also responsible for issuing an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm for 2013. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, Communications with Audit Committees, including the quality, not just the acceptability, of the Company’s accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board (United States), and has discussed with the independent registered public accounting firm its independence from the Company and its management. In concluding that the independent registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the independent registered public accounting firm in 2013 were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for its 2014 audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting process.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm which, in its reports, expresses an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles and an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal control over financial reporting designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC. The Audit Committee and the Board of Directors also have approved, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2014.

The Audit Committee

Lawrence J. Savarese, Chairman

Michael J. Levine

Max L. Kupferberg

Ronald A. Rosenfeld

Hanif Dahya

Audit and Non-Audit Fees

The following table presents fees for professional services rendered by KPMG LLP for the audit of the Company’s consolidated financial statements for fiscal 2013 and 2012, and fees billed for audit-related services, tax services, and all other services rendered by KPMG LLP for fiscal 2013 and 2012.

	Year Ended
	2013		2012
Audit Fees	$1,709,800	(1)(2)	$1,770,000	(1)(2)
Audit-Related Fees	$167,000	(3)	$301,000	(3)
Tax Fees	$43,495	(4)	$12,885	(4)
All Other Fees	$573,586	(6)	$508,739	(5)

(1)	Includes fees billed for professional services rendered in connection with the audit of the Company’s annual financial statements, the review of its financial statements included in the Company’s quarterly reports, and the Sarbanes-Oxley Section 404 attestation.

(2)	Includes fees billed for professional services rendered in connection with the audit of the Company’s and NYCB Mortgage Company, LLC’s compliance with U.S. Department of Housing and Urban Development-assisted programs and the Uniform Single Attestation Program.

(3)	Includes fees billed for professional services rendered in connection with audits of the Company’s stock ownership, employee benefit, and retirement plans’ financial statements and the audit of the Company’s compliance with certain provisions of FDIC acquisition agreements.

(4)	Includes fees for professional services rendered in connection with tax services relating to certain state and local tax matters, and tax audit support services.

(5)	Includes fees for professional services rendered in connection with the model validation of certain risk models of the Company and the KPMG Accounting Research Online renewal license for June 30, 2012 to June 30, 2013.

(6)	Includes fees for professional services rendered in connection with the model validation of certain risk models of the Company, the KPMG Accounting Research Online renewal license for June 30, 2013 to June 30, 2014, and professional fees in connection with advice regarding enterprise risk management.

PROPOSAL 2.

(RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)

The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2013 was KPMG LLP. The Company’s Audit Committee has reappointed KPMG LLP to continue as the independent registered public accounting firm of the Banks and the Company for the year ending December 31, 2014, subject to ratification of such appointment by the Company’s shareholders. Representatives of KPMG LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders present at the Annual Meeting. If the ratification and appointment of the independent registered public accounting firm is not approved by shareholders at the Annual Meeting, the Audit Committee will consider other independent registered accounting firms.

Unless marked to the contrary, the shares represented by the enclosed proxy card, if properly signed and dated, will be voted FOR ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company.

The Audit Committee will consider on a case-by-case basis and, if appropriate, will approve all audit and non-audit services to be provided by the Company’s independent registered public accounting firm. Alternatively, the Audit Committee may adopt a policy for pre-approval of audit and permitted non-audit services by the independent registered public accounting firm. In 2013, all audit-related services, tax services, and other services were approved by the Audit Committee, which concluded that the provision of such services by KPMG LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY.

PROPOSAL 3.

(ADVISORY VOTE ON APPROVAL OF COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS)

In 2011, our shareholders approved a proposal recommended by our Board of Directors to provide an advisory vote on our executive pay, popularly known as the “Say on Pay” vote, every three years. The Board recommended an advisory vote every third year to provide shareholders with the opportunity to consider the results of our performance-driven executive pay program over an extended period of time, providing shareholders with a longer term perspective on whether our approach to executive pay is achieving its stated objectives. This year, shareholders have the opportunity to cast an advisory vote to approve our executive compensation program. This vote is not intended to address any specific items of compensation, but rather the overall compensation of our named executive officers and our approach to executive compensation as described in this Proxy Statement.

We respectfully ask our shareholders to indicate their support for our executive compensation program for our named executives by voting “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion, is hereby APPROVED.”

The Compensation Committee and the Board of Directors believe that our executive compensation program, as described in detail in the Compensation Discussion and Analysis and detailed in other sections of this Proxy Statement, has been uniquely successful in achieving its stated objectives. We believe that the program has fostered a strong “pay for performance” culture among our top executives and that the incentives we have created for our management team have translated into superior results. Our approach to executive compensation has strongly aligned the interests of our executives and our shareholders while reducing incentives for unnecessary and excessive risk taking.

Your vote is an advisory vote and will not be binding on our Board. However, the Compensation Committee will carefully consider the outcome of the vote when making executive compensation decisions in the future.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

SHAREHOLDERS VOTE “FOR” APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

CORPORATE GOVERNANCE

General.  The Company periodically reviews its corporate governance policies and practices. Certain of our policies and practices are listed in the chart below, and certain of those listed are discussed in greater detail in this Proxy Statement. This process includes comparing our current policies and practices to policies and practices suggested by various groups or authorities active in corporate governance and to practices of other public companies. Based upon this review, the Company adopts any changes in corporate governance policies that the Board of Directors believes are best for the Company. As part of the Company’s continuing efforts to strengthen its corporate governance practices, protect the interests of its shareholders, and reflect the adoption of the New York Stock Exchange corporate governance rules, the Board of Directors has taken several important actions.

Board and Governance Information	2013
Size of Board	12
Number of Independent Directors	8
Staggered Election of Directors	Yes
Majority Voting for Directors	Yes
Separation of Chairman of the Board and Chief Executive Officer	Yes
Independent Presiding Director	Yes
Code of Business Conduct and Ethics	Yes
Annual Board & Committee Evaluations	Yes
Risk Assessment Committee	Yes
No Poison Pill	Yes

Corporate Governance Guidelines.  The Board has adopted a set of Corporate Governance Guidelines, which are available on the corporate governance pages of the Company’s Investor Relations portion of our website, www.myNYCB.com, and are available in print to any shareholder who requests a copy. These Guidelines address, among other matters, the qualifications and responsibilities of directors; functions of the Board and Board committees; director compensation, training, and performance evaluations; and management performance evaluations and succession.

Director Independence.  The Board of Directors of the Company has determined that the following directors are “independent” within the meaning of the rules of the New York Stock Exchange: Dominick Ciampa, Maureen E. Clancy, Hanif M. Dahya, Max L. Kupferberg, Michael J. Levine, Ronald A. Rosenfeld, Lawrence J. Savarese, and John M. Tsimbinos. Additionally, the Board has determined that each of the members of the Audit, Nominating and Corporate Governance, and Compensation Committees is independent in accordance with the listing standards of the New York Stock Exchange and, in the case of the members of the Audit Committee, the rules of the SEC. In determining the independence of its members, the Board broadly considers all facts and circumstances it deems to be relevant and does not limit such review to a specific set of categorical independence standards. Such determinations are made not merely from the standpoint of the director, but also from that of persons or organizations with whom or which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others.

In arriving at its conclusions with respect to the directors named above, the Board determined that the directors had no material relationships (as such term is defined under the listing standards of the New York Stock Exchange) with the Company either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company. Directors Ciampa, Levine, and O’Donovan are principals in, or have ownership interests in, organizations that maintain lending relationships with the Community Bank, and Directors Levine and O’Donovan are each guarantors of loans between the Community Bank and a family member. These Directors have fully disclosed such relationships to the Board, and the Board has determined that the subject loans do not involve more than normal risk of collectability or present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the same time for comparable transactions with unaffiliated persons. Accordingly, the lending relationships maintained by the Community Bank with Messrs. Ciampa, Levine, and O’Donovan would not be inconsistent with a determination that they are independent directors of the Company. Further, Directors Ciampa, Levine, and O’Donovan possess significant knowledge of, and each is a principal in companies that actively participate in, the New York metropolitan area real estate market, where the Banks currently conduct significant portions of their lending businesses. The Board has determined that it is in the best interests of the Banks and the Company not to exclude such potential borrowers from conducting business with the Banks in accordance with the arms-length terms described above, and under circumstances that are no more favorable than those available to the Banks’ other borrowers.

Executive Sessions of the Board.  In keeping with the Company’s Corporate Governance Guidelines, the Board met in executive session twelve (12) times in 2013.

Board Leadership Structure and Board’s Role in Risk Oversight.  Currently, the Chairman of the Board is an independent director. The offices of Chairman of the Board and Chief Executive Officer (“CEO”) are separated, with Joseph R. Ficalora holding the position of CEO and Dominick Ciampa serving as Chairman of the Board. The Company does not have a formal policy with respect to the separation or combination of the offices of Chairman of the Board and CEO. Rather, the Board has the discretion to combine or separate these roles as it deems appropriate from time to time, which provides the Board with the necessary flexibility to adjust to changed circumstances. In light of the many challenges arising from the difficult economic and regulatory environment, the Board determined that separating the roles of Chairman and CEO would allow the CEO to devote the requisite significant time to, and focus on, managing our business and maintaining our financial strength.

Presiding Director. The Company’s Presiding Director functions as a Lead Director, but the Board prefers the term Presiding Director to emphasize that all directors share equally in their responsibilities as members of the Board. The Presiding Director presides at all Board meetings and executive sessions at which the Chairman is not present and is responsible for performing the annual self-evaluations of the members of the Board. Additionally, the Presiding Director is available for consultation and communication with major shareholders where appropriate, upon reasonable request, and performs such other functions as the Board directs. The Presiding Director is appointed annually by, and from among, the independent directors. Currently, the Presiding Director of the Board is Michael J. Levine.

Committee Chairs. All Committee Chairs are independent and are appointed annually by the Board. They approve agendas and materials for their respective committee meetings, and act as liaison between the committee members and the Board and between the committee members and senior management.

Risk Management.  Risk is inherent in every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit risk, interest rate risk, liquidity risk, operational risk, strategic risk, and reputational risk. Management is responsible for the day-to-day management of the risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In particular, the Risk Assessment Committee (“RAC”) of the Board was tasked with coordinating the risk oversight function. Our Chief Risk Officer reports directly to both the RAC and our CEO. The Chairman of the Board meets regularly with management to discuss strategy and the risks facing the Company. Senior management attends Board meetings and is available to address any questions or concerns raised by the Board on risk management and any other matters. The Chairman of the Board and independent members of the Board work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, through special meetings of the independent directors.

Board Committees.  The Board of Directors has seven standing committees as follows: (i) Audit Committee, (ii) Compensation Committee, (iii) Nominating and Corporate Governance Committee, (iv) Risk

Assessment Committee, (v) Capital Assessment Committee, (vi) Investment Committee, and (vii) Insurance Committee. Each committee has a written charter adopted by the committee and ratified by the Board. As required by NYSE Rules, charters for the Audit, Compensation, and Nominating and Corporate Governance Committees can be found on the Investor Relations portion of the Company’s website at www.myNYCB.com, and are available in hardcopy to any shareholder who requests it. Each member of the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee has been determined by the Board to be independent for purposes of the NYSE corporate governance listing standards and within the meaning of regulations of the SEC.

Procedures to be followed by Shareholders in Recommending Director Candidates.  It is the policy of the Nominating and Corporate Governance Committee to consider director candidates who appear to be qualified to serve on the Board and who are recommended by shareholders. The Nominating and Corporate Governance Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating and Corporate Governance Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating and Corporate Governance Committee’s resources, the Nominating and Corporate Governance Committee will consider only those director candidates recommended in accordance with the procedures set forth below. To submit a recommendation of a director candidate to the Nominating and Corporate Governance Committee, a shareholder should submit the following information in writing, addressed to the Chairman of the Nominating and Corporate Governance Committee, care of the Corporate Secretary, at the main office of the Company:

a.	the name of the person recommended as a director candidate;

b.	all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

c.	the written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

d.	the name and address of the shareholder making the recommendation, as they appear on the Company’s books; provided, however, that if the shareholder is not a registered holder of the Company’s Common Stock, the shareholder should submit his or her name and address along with a current written statement from the record holder of the shares that reflects ownership of the Company’s Common Stock;

e.	a statement disclosing whether such shareholder is acting with, or on behalf of, any other person and, if applicable, the identity of such person; and

f.	such other information as the Company may require in accordance with its established nomination procedures then in effect.

In order for a director candidate to be considered for nomination at the Company’s Annual Meeting of Shareholders, the recommendation must be received at the principal executive office of the Company not less than 90 days prior to the date of the meeting; provided, however, that in the event that less than 100 days’ notice or prior disclosure of the date of the Annual Meeting is given or made to shareholders, notice by the shareholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made.

Code of Business Conduct and Ethics.  The Company maintains a Code of Professional Conduct, applicable to all Company, Community Bank, and Commercial Bank employees, that sets forth requirements relating to ethical conduct, conflicts of interest, and compliance with the law. The Code of Professional Conduct requires that the Banks’ employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in the Company’s and the Banks’ best interests. The Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer are

bound by the Code of Professional Conduct. In addition, the Board of Directors has adopted a Code of Business Conduct and Ethics for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer of the Company. A copy of that Code, which also applies to the Directors and all other employees of the Company, is available, free of charge, on the corporate governance pages of the Investor Relations portion of our website, www.myNYCB.com, and is available in print to any shareholder who requests a copy.

Communication with the Board of Directors.  Shareholders and other parties interested in communicating directly with the Presiding Director or with the non-management directors as a group may do so by writing to: Presiding Director, New York Community Bancorp, Inc., 615 Merrick Avenue, Westbury, New York 11590. Letters addressed to the Presiding Director will be opened by the Company’s Corporate Secretary, who will review them and forward a summary of such correspondence to the Presiding Director and, if applicable, the Board. If the Corporate Secretary determines that an item of correspondence relates to the functions of the Board or its committees, or otherwise requires their attention, he will direct the item itself to the Presiding Director or other Board members. Directors may at any time review a log of all correspondence received by the Company that is addressed to the Presiding Director as provided above, and request copies of any correspondence.

ADDITIONAL INFORMATION

Shareholder Proposals

To be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting of Shareholders to be held in 2015, a shareholder proposal must be received by the Corporate Secretary of the Company, at the address set forth on the first page of this proxy statement, not later than December 26, 2014. If such Annual Meeting is held on a date more than thirty (30) days from June 4, 2015, a shareholder proposal must be received within a reasonable time before the Company begins to print and mail its proxy solicitation materials for such Annual Meeting. Any such proposal will be subject to the proxy rules adopted by the SEC.

Notice of Business to be Conducted at an Annual Meeting

The Bylaws of the Company, a copy of which may be obtained from the Company, set forth the procedures by which a shareholder may properly bring business before a meeting of shareholders. Pursuant to the Bylaws, only business brought by, or at the direction of, the Board of Directors may be conducted at a special meeting. The Bylaws of the Company provide an advance notice procedure for a shareholder to properly bring business before an annual meeting. The shareholder must give written advance notice to the Corporate Secretary of the Company not less than ninety (90) days before the date originally fixed for such meeting; provided, however, that in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received not later than the close of business on the tenth day following the date on which the Company’s notice to shareholders of the annual meeting date was mailed or such public disclosure was made.

Attendance at the Annual Meeting

If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. The top half of the proxy card is your admission ticket. When you arrive at the Annual Meeting, you will be asked to present this admission ticket and photo identification, such as a driver’s license. If you hold your Common Stock in street name, you will need proof of ownership to be admitted to the Meeting. A recent brokerage statement or a letter from your bank or broker are examples of proof of ownership. If you want to vote your Common Stock held in street name in person, you must get a written proxy in your name from the broker, bank, or other nominee that holds your shares.

Other Matters Which May Properly Come Before the Annual Meeting

The Board of Directors knows of no business that will be presented for consideration at the Annual Meeting other than as stated in the Notice of Annual Meeting of Shareholders. If, however, other matters are properly brought before the Meeting, it is the intention of the members of the Proxy Committee to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the Annual Meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you are then present and wish to vote your shares in person, your original proxy may be revoked by voting at the Annual Meeting.

Online Delivery of Proxy and Other Materials

We have elected to take advantage of SEC rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe that these rules allow us to provide our shareholders with the information they need to vote at our Annual Meeting, while also reducing the costs of delivery and reducing the environmental impact of producing and distributing the related proxy materials.

Since April 25, 2014, the proxy materials for the 2014 Annual Meeting (which includes the 2013 Annual Report to Shareholders) have been available at the following web site: www.proxyvote.com. Shareholders who wish to receive a printed copy of the proxy materials available on this web site may request copies in any of the following ways: (i) via the Internet, at www.proxyvote.com; (ii) by telephone, at 1-800-579-1639; or (iii) by sending an e-mail to sendmaterial@proxyvote.com. Shareholders who are not eligible to vote at the Annual Meeting may find our 2013 Annual Report to Shareholders and the Notice of Annual Meeting and Proxy Statement on the Investor Relations portion of our Company website, www.myNYCB.com.

We encourage all of our shareholders who have Internet access to receive future proxy materials online rather than through the U.S. mail delivery system. By electing to receive our materials electronically, you will be supporting our efforts to add to shareholder value. Other benefits of this service include:

•

Receiving shareholder communications, including the Company’s annual report to shareholders and proxy statement, as soon as they are available, thus eliminating the need to wait for them to arrive by mail;

•	Enjoying easier access to convenient online voting; and

•	Eliminating bulky paper documents from your personal files.

Householding of Proxy Statements and Annual Reports

The SEC has adopted rules that permit companies to mail a single proxy statement and a single annual report to two or more shareholders sharing the same address. This practice is known as “householding.” Householding provides greater convenience to shareholders and saves the Company money by reducing excess printing costs. You may have been identified as living at the same address as another Company shareholder. If this is the case, and unless the Company receives contrary instructions from you, we will continue to “household” your proxy statement and annual report for the reasons stated above.

If you are a shareholder or a beneficial owner at a shared address to which a single copy of both the proxy statement and the annual report has been delivered, and you would like to receive your own copy of this proxy statement and the annual report, you may obtain them electronically from the Investor Relations portion of our website, www.myNYCB.com, by selecting “SEC Documents”; by contacting the Investor Relations Department of the Company by phone (516-683-4420) or by e-mail (ir@myNYCB.com); or by writing to the Investor Relations Department of the Company and indicating that you are a shareholder at a shared address and would like an additional copy of each document.

If you are a recordholder and would like to receive a separate proxy statement or annual report in the future, please contact Computershare Shareowner Services LLC either by phone at (866) 293-6077, online at www.computershare.com/investor, or by mail at P.O. Box 30170, College Station, Texas 77842. If you are a beneficial owner and would like to receive a separate proxy statement or annual report in the future, please contact your broker, bank, or other nominee.

If, on the other hand, you are a multiple shareholder sharing an address, and are receiving multiple copies of this proxy statement or the annual report, please contact Computershare Ltd. at the number or addresses listed above so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future. If you are the beneficial owner, but not the recordholder, of Company shares, and you wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your broker, bank, or other nominee so that all shareholders at the shared address can request that only a single copy of each document be mailed to your address in the future.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, accompanies this proxy statement. An additional copy will be furnished without charge to shareholders upon written request to New York Community Bancorp, Inc., Investor Relations Department, 615 Merrick Avenue, Westbury, New York 11590.

By Order of the Board of Directors,

Westbury, New York	R. Patrick Quinn
April 25, 2014	Executive Vice President,
Chief Corporate Governance Officer, and Corporate Secretary

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO PROMPTLY COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR TO VOTE VIA THE INTERNET OR BY TELEPHONE.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M68451-P47779 ! ! Yes No C/O Computershare 480 WASHINGTON BOULEVARD JERSEY CITY, NJ 07310 VOTE BY INTERNET - www.proxyvote.com If the shares held in your account at the record date were held through a Company benefit plan, the deadline for providing voting instructions via the Internet is 11:30 p.m. Eastern Daylight Time on June 1, 2014. For all other shares, the deadline for voting via the Internet is 11:59 p.m. Eastern Daylight Time on June 3, 2014. In either case, please be sure to have your proxy card in hand when you access the web site, and follow the instructions provided to obtain your records and to create an electronic voting instruction form. Electronic Delivery of Future PROXY MATERIALS If you would like to reduce the costs incurred by the Company in printing and mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 You may use any touch-tone phone to vote; just be sure to have your proxy card in hand when you call, and then follow the instructions provided. Please Note: If the shares held in your account at the record date were held through a Company benefit plan, the deadline for voting by phone is 11:30 p.m. Eastern Daylight Time on June 1, 2014. For all other shares, the deadline for voting by phone is 11:59 p.m. Eastern Daylight Time on June 3, 2014. VOTE BY MAIL Please mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NEW YORK COMMUNITY BANCORP, INC. Please indicate if you plan to attend the Annual Meeting. 2. To ratify the appointment of KPMG LLP as the independent registered public accounting firm of New York Community Bancorp, Inc. for the fiscal year ending December 31, 2014. 3. To approve, by non-binding vote, an advisory proposal on compensation for certain of our executive officers. 1a. Dominick Ciampa 1b. Max L. Kupferberg 1c. Spiros J. Voutsinas 1d. Robert Wann 1. Election of Directors Nominees: The Board of Directors recommends that you vote FOR all of the following nominees: The Board of Directors recommends that you vote FOR Proposals 2 and 3. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. NOTE: If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their best judgment. For Against Abstain For Against Abstain For Against Abstain

ADMISSION TICKET NEW YORK COMMUNITY BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS Wednesday, June 4, 2014 10:00 a.m. Eastern Daylight Time Sheraton LaGuardia East Hotel 135-20 39th Avenue Flushing, NY 11354 You must present this admission ticket in order to gain admittance to the Annual Meeting. This ticket admits only the shareholder(s) listed on the reverse side and is not transferable. Each shareholder will be asked to present valid picture identification, such as a driver’s license. Use of cameras, recording devices, and other electronic devices will not be permitted prior to, during, or after the meeting. M68452-P47779 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS REVOCABLE PROXY NEW YORK COMMUNITY BANCORP, INC. ANNUAL MEETING OF SHAREHOLDERS Wednesday, June 4, 2014 10:00 a.m., Eastern Daylight Time Except for those shares of Common Stock of the Company held in the plans defined below, the undersigned hereby appoints the Proxy Committee of the Board of Directors of New York Community Bancorp, Inc. (the “Company”), with full power of substitution, to act as attorney and proxy for the undersigned, and to vote all shares of Common Stock of the Company which the undersigned is entitled to vote only at the Annual Meeting of Shareholders to be held on June 4, 2014, at 10:00 a.m., Eastern Daylight Time, at the Sheraton LaGuardia East Hotel, 135-20 39th Avenue, Flushing, New York, and at any and all adjournments thereof, as set forth on the reverse side. If you hold shares of New York Community Bancorp, Inc. Common Stock through the New York Community Bancorp, Inc. Employee Savings Plan or the New York Community Bancorp, Inc. Employee Stock Ownership Plan (collectively referred to as the “tax-qualified plans”), or you have been awarded shares of restricted stock under the New York Community Bancorp, Inc. 2012 Stock Incentive Plan (“Stock Plan”), this proxy card covers all shares for which you have the right to give voting instructions to Pentegra Trust Company, the trustee for the tax-qualified plans and the Stock Plan (the “Trustee”). If you do not direct the Trustee how to vote the shares of Company Common Stock credited to your plan account(s) by 11:30 p.m. Eastern Daylight Time, on June 1, 2014, the Trustee will vote the shares held in the tax-qualified plans in the same proportion as the voting instructions provided by other participants as of that date and time. All shares of Common Stock of the Company held in the Stock Plan for which timely instructions are not received will be voted by the Trustee as directed by New York Community Bancorp, Inc. PLEASE COMPLETE, DATE, SIGN, AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR VOTE VIA THE INTERNET OR BY TELEPHONE (Continued, and to be marked, dated, and signed, on the reverse side) Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice of Meeting and Proxy Statement and the Annual Report to Shareholders, including the 2013 Form 10-K, are available at www.proxyvote.com.